UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
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WillScot Corporation
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901 S. Bond Street, Suite 600
Baltimore, Maryland 21231
Phone (410) 931-6000
www.willscot.com
March 20, 2020

Dear Fellow Stockholders:
2019 was a year of many significant accomplishments. As the 2020 Annual Meeting of the Stockholders approaches, it is my privilege as Chairman of the Board to share details on the progress that the Board of Directors (the “Board”) made in 2019.
Strategy and Culture
Overseeing strategy is a core responsibility of the Board, and throughout the year, the Board remained highly engaged in the company's strategy of expanding its products and services; becoming an easier company with which to do business; and attracting, retaining and developing top talent. In 2019, discussions of strategy, profitability and growth occurred at every Board meeting. Additionally, discussions on how WillScot Corporation does business were part of the ongoing dialogue. As WillScot Corporation continues to grow and move forward, the company believes that having a diverse and inclusive culture and clear expectations for ethical conduct and exceptional performance are integral to maintaining a successful and sustainable enterprise.
I am proud to have fellow directors who are engaged with employees and committed to supporting the company's culture. Examples that demonstrate the Board's dedication include:
•Leadership Accountability. The Compensation Committee considers talent management, commitment to ethics and compliance, employee survey results, and success in fostering diversity and inclusion in senior leaders’ performance reviews and compensation decisions.
•Engagement with Employees. The Board routinely interacts with employees who have been identified as potential future leaders, and directors participate in company events throughout the year, providing opportunities to engage directly with the people driving the company’s results.
•Ethics and Conduct. Employees are encouraged to speak up when they identify an issue or have a concern. The Audit Committee receives comprehensive reports of issues and concerns obtained through various reporting channels, each of which is investigated, and the outcomes of all substantiated issues or concerns are reported to the Audit Committee and the Board.
•Acquisitions and Integration. The Board discusses culture during the due diligence and integration phases of all acquisitions. The Board understands and recognizes that it is a critical success factor, and the Board strives to be respectful of an acquired company’s culture while incorporating beneficial aspects of WillScot Corporation’s culture.
Risk Oversight
Risk oversight is another core Board function. In 2019, the Board reviewed and revised the company’s risk appetite framework to reflect the changes to the company over the last few years. This framework enables management and the Board to make informed judgments regarding risks and manage the company’s aggregate exposure consistent with the company’s business strategy and risk appetite.

Board Effectiveness
Many of the Board’s strengths are the direct result of its annual self-evaluation process. As a result of this process, in 2019, the Board implemented new governance policies to align with best practices and to benchmark its practices against other high-performing boards and companies. These policies include, but are not limited to, the following:
•A majority vote standard to elect directors;
•A prohibition on hedging, pledging, monetization or similar transactions of WillScot Corporation securities that applies to all employees;
•A clawback policy for cash and equity incentive compensation; and
•New stock ownership guidelines requiring non-employee directors to retain shares valued at 5x the cash portion of the standard annual retainer.
Additionally, I have personally reached out to many of our top twenty stockholders to explain our governance enhancements and to explain our compensation structure from 2017 through 2019. I hope these steps demonstrate the Board’s commitment to continuous improvement. As always, I am proud to work closely with management and my fellow directors to ensure that WillScot Corporation is a well-governed, stockholder-focused company with a strong culture that is positioned to deliver sustainable, long-term growth and profitability.
As a stockholder, you are cordially invited to attend the 2020 annual meeting of stockholders of WillScot Corporation which will be held on May 11, 2020, at 9:00 a.m., Eastern Daylight Time. You will be able to attend the 2020 annual meeting, vote, and submit your questions during the meeting via live webcast through the link http://www.virtualshareholdermeeting.com/WSC2020. You will need the control number included with these proxy materials to attend the annual meeting.
We have adopted this technology to expand access to the meeting, improve communications and impose lower costs on our stockholders, the company and the environment. We believe virtual meetings enable increased stockholder participation from locations around the world. The online format allows us to communicate more effectively via a pre-meeting forum that you can enter by visiting http://www.virtualshareholdermeeting.com/WSC2020 with your control number. Additionally, given the heightened concerns around COVID-19, the virtual meeting format allows us to continue to proceed with the meeting while mitigating the health and safety risks to participants.
This year, we are pleased to be using the U.S. Securities and Exchange Commission (the "SEC") rule that allows companies to furnish proxy materials over the Internet. We believe that this delivery process expedites stockholders’ receipt of proxy materials, while conserving natural resources and reducing the costs of printing and distributing our proxy materials. On or about March 30, 2020, we mailed to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our 2020 Proxy Statement and Annual Report on Form 10-K for the fiscal year ended December 31, 2019. The Notice also provides instructions on how to vote online and includes instructions on how to receive, free of charge, a paper copy of the proxy materials by mail. If you receive your proxy materials by mail, a proxy card will be enclosed. If you receive your proxy materials via e-mail, the e-mail will contain voting instructions and links to the proxy materials which are available at http://investors.willscot.com.
The matters expected to be acted upon, as well as instructions on how to vote your shares, are described in detail in the accompanying notice of annual meeting and proxy statement.
Only stockholders of record at the close of business on March 16, 2020 are entitled to notice of and to vote at the annual meeting.
Your vote is important. If you hold your shares through a brokerage firm or bank, your brokerage firm or bank cannot vote your shares on the election of directors without specific instructions from you on how to vote. For your vote to be counted, please ensure to submit your vote to your brokerage firm or bank.
We appreciate the confidence you have placed in us through your investment in our company.

Sincerely,
Gerard E. Holthaus
Chairman of the Board
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS AND ITEMS OF BUSINESS
Please follow the instructions set forth in the section of the proxy statement titled “Information about the Annual Meeting and Voting.”

When	Where	Record Date	Who Can Vote
May 11, 2020 at 9 a.m. Eastern Daylight Time	http://www.virtualshareholdermeeting.com/WSC2020 You will need the control number included with these proxy materials to attend the annual meeting.	Close of Business on March 16, 2020	Holders of WillScot’s Class A common stock at the close of business on March 16, 2020
VOTING
Your vote is very important. Whether or not you plan to attend the meeting via webcast, we hope you will vote as soon as possible. You can vote in person at the annual meeting by attending the live webcast or by proxy. Registered holders may vote their shares by mail, while beneficial owners may vote by following the instructions provided by your broker, bank or other agent. See the “Information about the Annual Meeting and Voting” section for instructions on how to vote your shares.

By Telephone		By Internet		By Mail
(	You can vote your shares by calling 1-800-690-6903	:	You can vote your shares online at www.proxyvote.com	*	If you requested paper copies of the proxy materials, sign, date and return your completed proxy card by mail to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717

VOTING RECOMMENDATIONS

Proposal	Description	Board Voting Recommendation

PROPOSAL 1	Elect three directors to the Board of Directors	FOR the listed nominees

PROPOSAL 2	Ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020	FOR

PROPOSAL 3	Approve or disapprove, by advisory vote, the compensation of our named executive officers.	FOR

PROPOSAL 4	Determine the frequency of the advisory vote on the compensation of our named executive officers.	EVERY YEAR

Transact any other business that may properly come before the meeting.

Any action on the items of business described above may be considered at the meeting, at the time and on the date specified above, or at any time and date to which the meeting may be properly postponed or adjourned.

By Order of the Board of Directors

Hezron Timothy Lopez
Vice President, General Counsel and Corporate Secretary
March 20, 2020
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders on May 11, 2020: Our notice of annual meeting and proxy statement and our annual report to stockholders for the fiscal year ended December 31, 2019 are available on our website at http://investors.willscot.com.

WILLSCOT CORPORATION
Proxy Statement
For the Annual Meeting of Stockholders
To Be Held on May 11, 2020

We are sending you these proxy materials in connection with WillScot’s solicitation of proxies, on behalf of its Board of Directors, for the 2020 annual meeting of stockholders. Distribution of these materials is scheduled to begin on March 23, 2020.

2019 BUSINESS HIGHLIGHTS
Our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, included with this proxy statement, contains financial information prepared in accordance with generally accepted accounting principles in the U.S. (“GAAP”), along with additional non-GAAP financial information, some of which is excerpted below.
2019 was a transformational year for WillScot as we completed our integration of Modular Space Holdings, Inc. ("ModSpace") and realized significant cost synergies from both the ModSpace and Acton Mobile Holdings LLC (“Acton”) strategic transactions. The Acton acquisition occurred in December of 2017 and the ModSpace acquisition in August of 2018. Over the past two years, we have:

•	Consolidated over 200 combined operating locations into approximately 120 operating locations
•	Grown total revenues 138.6% from $445.9 million in 2017 to $1,063.7 million in 2019
•	Increased Adjusted EBITDA(1) 187.7% from $123.9 million (excluding $15.1M of cost associated with our Corporate and Other segment representing costs from our former Parent) to $356.5 million.

(a) Adjusted EBITDA, Adjusted EBITDA Margin, and Free Cash Flow are non-GAAP financial measures. For a discussion of our use of non-GAAP financial measures, including a reconciliation of (i) Adjusted EBITDA to net income (loss) and (ii) free cash flow to net cash provided by operating activities, please see the “Reconciliation of non-GAAP Financial Measures” section beginning on page 32 in Item 6 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2019.
(b) Based on WillScot financials excluding the Corporate & other segment, which represented former Algeco and corporate costs (in 2017 only). Pro forma results include the results of WillScot, Acton, and ModSpace for all periods presented. The Acton and ModSpace acquisitions closed December 20, 2017 and August 15, 2018, respectively. Does not include Onsite Space LLC (d/b/a Tyson Onsite (“Tyson").

For the year ended December 31, 2019, our achievements included:
•Total revenues increased by $312.3 million, or 41.6% as compared to the same period in 2018, driven by a 43.3% increase in our core leasing and services revenues from both organic pricing growth, and the impact of an additional 8.5 months of contribution from the ModSpace acquisition during 2019
◦Consolidated modular space average monthly rental rate increased to $614 representing an 11.2% increase year over year.
◦Consolidated average modular space units on rent increased 21,425, or 30.5%, year over year, driven by an additional 8.5 months of contribution from the ModSpace acquisition, and average modular space utilization increased 40 basis points (“bps”) year over year to 72.0%.
•On a pro forma basis, including results of WillScot and ModSpace for all periods presented, modular leasing revenues increased $53.4 million, or 7.7%, driven by a 13.7% year over year increase in modular space average monthly rental. Average units on rent decreased 4.3% year over year, and utilization increased 30 bps.
•Generated Adjusted EBITDA(1) of $356.5 million, representing an increase of $141.0 million, or 65.4% as compared to the same period in 2018, and a 480 bps increase to Adjusted EBITDA margin(1).
•On a pro forma basis, including the results of WillScot and ModSpace for all periods presented, Adjusted EBITDA(1) in 2019 of $356.5 million represents an increase of $72.0 million, or 25.3% organically from $284.5 million in 2018, with Adjusted EBITDA margin(1) increasing 680 bps on a pro forma basis to 33.5%. These pro forma results include realized cost savings from the ModSpace and Acton acquisitions, and incremental revenue growth from increased penetration of "Ready to Work" solutions across the combined portfolio, but do not include any additional cost savings that management expects to realize in future years.
•Consolidated net loss of $11.5 million (including $46.0 million of discrete costs from acquisition and integration-related activities) decreased by $42.1 million, and free cash flow(1) of $20.0 million increased by $116.9 million year over year. Consolidated net income and free cash flow(1) in the fourth quarter of 2019 were $8.9 million and $43.7 million, respectively, increasing by $19.3 million and $63.8 million year over year, respectively, consistent with our planned transition to net profitability and cash generation.
For more information regarding the Company’s 2019 performance, please refer to our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 that we filed with the SEC on March 2, 2020.
NOTABLE GOVERNANCE POLICY UPDATES AND CHANGES
Since the 2019 annual meeting of stockholders, the Board has taken steps to strengthen its governance practices and adopted the following:
•Majority-voting standard to elect directors;
•Clearer and more comprehensive provisions regarding stockholder recommendations, nominations, and business to be brought before annual and special meetings;
•Clearer and more comprehensive provisions regarding the selection (as applicable) and responsibilities of the Chairman of the Board;
•Anti-hedging and anti-pledging policy applicable to all employees;
•A compensation clawback policy;
•Comprehensive stock ownership guidelines;
•Various changes to reflect best practices in light of current ESG (i.e., environmental, social, and governance) considerations and standards, across all pertinent corporate governance documents and policies;
•More inclusive and robust provisions regarding the consideration of diversity in identifying nominees to serve on the Board; and
•12-month minimum vesting for stock options and other equity awards.
2017 BUSINESS COMBINATION
WillScot Corporation (formerly known as Double Eagle Acquisition Corp.) was originally incorporated as a special purpose acquisition company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or other similar business combination with one or more target businesses. On November 29, 2017 (the “Combination Date”), we completed a transaction (the “Business Combination”) whereby (i) we indirectly acquired Williams Scotsman International, Inc. (“WSII”) for an aggregate purchase price of $1.1 billion, and (ii) Sapphire Holding S.a.r.l (“Sapphire”), which is an investment holding company controlled by TDR Capital LLP (“TDR Capital”) and an affiliate of WSII’s former owners, acquired a controlling interest in our voting securities.
As part of the Business Combination, our company changed its name to WillScot Corporation, reconstituted its Board of Directors, and appointed new management. In reconstituting our Board, our former sponsor, Double Eagle Acquisition LLC, and TDR Capital appointed the initial seven members of our Board pursuant to an amended Stock Purchase Agreement dated as of November 6, 2017, a copy of which appears as exhibit 2.1 to Amendment No. 3 to our Registration Statement on Form S-4 (File No. 333 220356) filed with the SEC on November 6, 2017.
Additional information regarding the Business Combination and related transactions is available in our Annual Report on Form 10-K that we filed with the SEC on March 2, 2020.

CORPORATE AND COMPENSATION GOVERNANCE HIGHLIGHTS
We believe our executive compensation program promotes good governance and operates in the best interests of our stockholders. We are committed to the highest standards of ethics, business integrity and corporate governance. Our governance practices are designed to establish and preserve management accountability, provide a structure that allows the Board to set objectives and monitor performance, ensure the efficient use and accountability of resources, and enhance stockholder value. A summary of our compensation and governance practices appears below:

We do				We do not
✓	Have pay for performance by structuring a significant percentage of target annual compensation in the form of variable, at-risk compensation	✓	Actively solicit feedback from our stockholders on compensation and governance matters	X	Offer compensation-related tax gross-ups

✓	Have pre-established performance goals that are aligned with creation of stockholder value	✓	Have Board oversight of sustainability matters	X	Allow hedging, short sales, monetization, derivative and similar transactions of our securities by directors, officers or other employees

✓	Conduct market comparison of executive compensation against a relevant peer group	✓	Elect directors by majority vote	X	Allow pledging of our securities by directors, officers or other employees

✓	Have double-trigger vesting for equity awards in the event of a change in control	✓	Have an independent Chairman	X	Pay dividends on unearned performance-based awards

✓	Equity plan dilution within market practices	✓	Split the roles of Chairman and Chief Executive Officer	X	Pay dividends on unvested time-based awards

✓	Have stock ownership guidelines for executives and Directors that reinforce alignment with stockholders	✓	Perform annual Board and committee self-evaluations	X	Grant stock options with exercise prices less than the fair market values of our common stock on the grant date

✓	Clawback policy authorizes recovery of cash and equity incentive compensation	✓	Have a comprehensive Code of Business Conduct, Code of Ethics, and Corporate Governance Guidelines	X	Reprice or buy-out underwater stock options without stockholder approval

✓	Cash severance within market practices	✓	Perform an annual review of a CEO succession plan	X	Conduct buy-outs of underwater stock options

✓	Provide senior executives generally the same benefits as full-time employees	✓	Perform an annual review of senior management	X	Provide reload provisions in any stock option grant

✓	Mitigate undue risks, particularly by annual review of plans, policies and practices	✓	Have a Nominating and Corporate Governance Committee oversight of governance framework.	X	Provide defined benefit pension plans for executives

✓	Have an independent compensation consultant advising the Compensation Committee

STOCKHOLDER ENGAGEMENT
We regularly engage with our stockholders through open dialogue and direct individual communication on topics related to our business, financial performance, corporate governance and compensation, and our Chairman of the Board has personally reached out to stockholders as part of our outreach program. We believe that stockholder feedback is vital, and we highly value the information we glean from these engagements. In particular, our stockholders’ views and opinions on our compensation practices are extremely important to us. As stewards of good corporate governance, our Compensation Committee evaluates the design of our executive compensation program based on market conditions, stockholder views, input from a third-party compensation consultant and other governance considerations.
EXECUTIVE COMPENSATION OVERVIEW
Our executive compensation program aims to attract and retain experienced and talented executive officers and to motivate them to achieve our short-term and long-term financial, operational and strategic objectives that produce and promote stockholder value. This executive compensation overview and the accompanying compensation discussion and analysis (“CD&A”) are designed to provide an overview of our compensation actions and policies for our senior level executives. Our named executive officers are identified on page 25 of this proxy statement.
Principal Elements of Pay
Our compensation program strongly emphasizes a culture of pay for performance to provide incentives and accountability for our executive officers in working toward the achievement of our objectives. The table below outlines each of the principal elements of our executive compensation program:

Pay Element	Who Receives	When Granted	Form of Delivery	Type of Performance	Performance Period	How Payout Determined	2019 Performance Measures
Base Salary	All named executive officers	Bi-weekly	Cash	Short-term emphasis (fixed)	Bi-weekly	Pre-established at each payroll date	Individual

Short-Term Cash Incentive (“STIP”)	All named executive officers	Annually	Cash	Short-term emphasis (variable)	1 year	Pre-established formula
Adjusted Earnings Before Interest, Taxes, Depreciation, Amortization (“Adjusted EBITDA”), Lease Revenue Delivered, Value-Added Products and Services (“VAPS”) Revenue Delivered and for our CEO and CFO, related individual goals

Market-Based RSUs	All named executive officers	Annually	Equity	Long-term emphasis (variable)	3 years (cliff vesting)	Pre-established formula	Relative TSR vs. Russell 3000

Time-Based RSUs	All named executive officers	Annually	Equity	Long-term emphasis (variable)	4 years (ratable annual vesting)	Stock price at each vesting date	Stock price

Pay Decisions
The elements of our total direct compensation, which consist of base salary, short-term cash incentive compensation and long-term equity incentive compensation, for our named executive officers and a summary of the actions that our Compensation Committee took during 2019 are set forth below.

Compensation Component	Link to Business and Talent Strategies	2019 Compensation Actions

Base Salary (Page 31)	Competitive base salaries help attract and retain executive talent.	Merit based increases for 2019, ranging from 6.6% to 25%, for improved alignment with market compensation levels.

STIP Compensation (Page 32)	Focus executives on achieving annual financial results that are key indicators of annual financial and operational performance.	Named executive officers earned annual cash incentive awards ranging from 82% to 100% of target (Adjusted EBITDA payout above target; Lease Revenue Delivered and VAPS Revenue Delivered below target. Individual Performance for our CEO and CFO was 141% of target).

Long-Term Equity Incentive Compensation (Page 34)
•2019 annual equity-based awards consist of performance share units (“Market-Based RSUs”) and restricted stock units (“RSUs”).
•Market-Based RSUs are measured based on 3-year relative total shareholder return performance, measured against constituent companies in the Russell 3000 index.
•RSUs provide focus on stock price growth and serve our talent retention objectives.

•The equity award mix, based on the grant date fair value, consists of 60% Market-Based RSUs and 40% RSUs for the CEO and CFO and is equally weighted between Market-Based RSUs and RSUs for the other named executive officers.
•Market-Based RSUs are subject to a 3-year performance period (2019 - 2021).
•RSUs vest over four years, in equal annual installments.

Pay Mix
Because we believe we should base the compensation of our most senior executives on our overall performance, a significant amount of our executives’ pay is incentive-based and therefore at risk. In 2019, as shown in the following chart, performance-linked components (STIP and long-term incentive compensation) were 84% of the CEO's target total direct compensation opportunity, which we define as base salary, target STIP and target value of long-term incentive compensation, and 53% of the average target total direct compensation opportunity for the other named executive officers (excluding the former General Counsel).

2019 Pay Mix at Target
100%
90%
80%
70%
60%
50%
40%
30%
20%
10%
—%
64%
20%
16%
28%
25%
47%
CEO
Other Named Executive Officers
Base Salary
Annual Performance Bonus
Long-Term Incentives

For specific details about our executive compensation program, please refer to the CD&A.

PROPOSAL 1 – ELECTION OF DIRECTORS

Proposal Snapshot
What Am I Voting On?
Stockholders are being asked to elect three directors to the Board of Directors for a three-year term.
C	Voting Recommendation: FOR the election of each of the Board’s director nominees named in the proxy statement.
Board Structure
Our Board consists of seven members. It is divided into three classes (Class I, Class II, and Class III) with staggered three-year terms, with one class of directors elected each year. The division of our Board into staggered classes may delay or prevent a change of control of our management or our company.
Our Board has formed three committees: an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee (the “Governance Committee”).

Director Nominations
Process for Nominating Directors
The Governance Committee solicits and receives recommendations for potential director candidates from stockholders, management, directors and other sources. The Board will select nominees based on independence, character, ability to exercise sound judgment, diversity, age, demonstrated leadership, qualifications, skills, including financial literacy, experience in the context of the needs of the Board, and other relevant factors.
The Board values diversity of talents, skills, abilities and experiences and believes that Board diversity of all types provides significant benefits to the company. The Board actively seeks and includes women and minority candidates in the pool of nominees when selecting new director candidates.
The Governance Committee considers unsolicited inquiries and director candidates recommended by stockholders in the same manner as candidates from all other sources. Recommendations should be sent to the Corporate Secretary at 901 S. Bond Street, Suite 600, Baltimore, Maryland 21231.
Stockholder Nominations
Stockholders may nominate a director candidate for potential election to the Board by following the procedures described in our bylaws. Deadlines for stockholder nominations for WillScot’s 2021 annual meeting of stockholders are included in the “Stockholder Proposals and Director Nominations for the 2021 Annual Meeting” section on page 51.
Director Nominee Biographies & Qualifications
The Board has nominated the three individuals below to stand for election for a three-year term expiring at the annual meeting of stockholders in 2023. If a nominee is unable to serve, the Board may identify a substitute nominee or nominees. If that occurs, all valid proxies will be voted for the election of the substitute nominee or nominees designated by the Board. Alternatively, the Board may determine to keep a vacancy open or reduce the size of the Board.
The Board of Directors Unanimously Recommends That You Vote FOR the Following Three Nominees of the Board of Directors.

Gary Lindsay
Non-Independent	Key Skills and Qualifications:

Director Since: 2017 Director Class: III Term Expires: 2020 Age: 40	&	Leadership	8	Finance	%	Industry

	6	Strategy

The Board believes that Mr. Lindsay’s experience in acquiring, financing and developing companies (including the Algeco Scotsman portfolio of companies), together with his experience with our company and the industrial services industry, enable him to provide meaningful guidance to our Board.

Principal Occupation and Business Experience
Mr. Lindsay is a partner at TDR Capital LLP, a London-based private equity firm with more than €8 billion of committed capital. He has worked as a member of the firm’s investment team since 2008, and he is involved in the day-to-day management of several TDR Capital portfolio companies (including our company prior to the Business Combination). Prior to joining TDR Capital LLP, Mr. Lindsay worked in the chemicals & industrials investment banking teams at both Citi and Bear Stearns in London and New York.

Other Public Company Directorships in the Last 5 Years
• Target Hospitality Corp.

Stephen Robertson
Non-Independent	Key Skills and Qualifications:

Director Since: 2017 Director Class: III Term Expires: 2020 Age: 60	&	Leadership	8	Finance	%	Industry

	6	Strategy

	The Board believes that Mr. Robertson’s experience with mergers and acquisitions, private equity and leverage finance, together with his extensive knowledge of our company and the industrial services industry, enable him to provide meaningful guidance to our Board.

Principal Occupation and Business Experience
Mr. Robertson is a co-founder of TDR Capital, a London-based private equity firm with more than €8 billion of committed capital. As a founding partner, he is heavily involved in the firm’s strategic investment decisions, including acquisitions, capitalizations and monetizations. Prior to co-founding TDR in 2002, Mr. Robertson was managing partner at DB Capital Partners, where he helped build the European leveraged buyout arm of Deutsche Bank into a leading buyout firm in Europe. He also previously spent a year as managing director of European Leveraged Finance at Merrill Lynch and nine years as managing director of European Leveraged Finance at Bankers Trust.

Other Public Company Directorships in the Last 5 Years
• Target Hospitality Corp.

Jeff Sagansky
Independent	Key Skills and Qualifications:

Director Since: 2015 Director Class: III Term Expires: 2020 Age: 68	&	Leadership	8	Finance	:	Public Company

	6	Strategy	O	Independence

The Board believes that Mr. Sagansky’s experience with mergers and acquisitions and capital raising, together with his experience as an executive and director of growth-oriented public and private companies, enable him to provide meaningful guidance to our Board.

Principal Occupation and Business Experience
Mr. Sagansky is presently Chairman and CEO of Diamond Platinum Eagle Acquisition Corp., a Nasdaq listed special purpose acquisition company (from March 2019) which in December of 2019 announced a three way business combination with Draft Kings, a U.S. based digital sports entertainment and gaming company and SB Tech, a global leader in omni-channel sports betting and gaming.
Mr. Sagansky is the former chairman and CEO of Platinum Eagle Acquisition Corp. (December 2017-March 2019), a Nasdaq listed special purpose acquisition company which in March 2019 completed a business combination that resulted in the creation of Target Hospitality Corp. He served as our Chairman and CEO (August 2015-November 2017) prior to the Business Combination. Mr. Sagansky previously served as president of Silver Eagle Acquisition Corp. (July 2013-March 2015), a publicly-traded special purpose acquisition company that invested in Videocon d2h, a direct-to-home pay-television service provider in India.

Other Public Company Directorships in the Last 5 Years	Committees of the WillScot Board of Directors
• Target Hospitality Corp. • Diamond Eagle Acquisition Corp. • Scripps Networks Interactive, Inc. (former) • Starz, Inc. (former) • Videocon d2H Limited (former) • Global Eagle Entertainment Inc.	• Compensation Committee • Governance Committee - Chair

Continuing Director Biographies & Qualifications
The individuals below are members of our Board whose terms of office expire at the annual meeting of stockholders in 2021 or 2022. Accordingly, these directors are not standing for re-election at our 2020 annual meeting.

Mark S. Bartlett
Independent	Key Skills and Qualifications:

Director Since: 2017 Director Class: I Term Expires: 2021 Age: 69	&	Leadership	8	Finance	%	Industry

	6	Strategy	O	Independence	:	Public Company

The Board believes that Mr. Bartlett’s accounting and finance expertise, experience as a director of public and private companies, and knowledge of our company and industry enable him to provide meaningful guidance to our Board.

Principal Occupation and Business Experience
Mr. Bartlett is a former partner of Ernst & Young LLP. He joined the accounting firm in 1972 and worked there until his retirement in 2012, serving as managing partner of the firm’s Baltimore office and senior client service partner for the mid-Atlantic region. He is a certified public accountant.

Other Public Company Directorships in the Last 5 Years	Committees of the WillScot Board of Directors
• FTI Consulting, Inc. • Rexnord Corporation • T. Rowe Price Group, Inc.	• Audit Committee - Chair • Governance Committee

Bradley L. Soultz
Non-Independent	Key Skills and Qualifications:

Director Since: 2017 Director Class: I Term Expires: 2021 Age: 50	&	Leadership	8	Finance	%	Industry

	6	Strategy

	The Board believes that Mr. Soultz’s insight into our company and industry from his role as our president and CEO, together with his leadership and business experience with multinational companies focused on “lean” practices and processes, enable him to provide meaningful guidance to our Board.

Principal Occupation and Business Experience
Mr. Soultz is president and CEO of WillScot. Prior to becoming WillScot’s president and CEO on the Combination Date, he served as president and CEO of WSII (January 2014-November 2017), where he was responsible for the strategic and operational aspects of WSII’s North American business and for helping prepare the company for its reemergence as a public company. Before joining WSII, Mr. Soultz was the chief commercial and strategy officer of Novelis Inc., the world leader in aluminum rolling and recycling. He previously held various leadership roles with Novelis and Cummins in Europe and North America.

Gerard E. Holthaus
Independent	Key Skills and Qualifications:

Chairman of the Board Since: 2017 Director Since: 2017 Director Class: II Term Expires: 2022 Age: 70	&	Leadership	8	Finance	%	Industry

	6	Strategy	O	Independence	:	Public Company

The Board believes that Mr. Holthaus’ history with Williams Scotsman, dating back to 1994 when he was hired as its CEO, provides deep industry knowledge. This knowledge, combined with his experience as an executive and director of public and private companies, enables him to provide meaningful guidance to our Board.

Principal Occupation and Business Experience
Mr. Holthaus is the former non-executive chairman of Algeco Scotsman Global S.á.r.l. (April 2010-November 2017), the leading global provider of modular space solutions. He previously served as executive chairman and CEO of Algeco Scotsman, where he was responsible for its North American and European operations, and as executive chairman, president and CEO of WSII prior to its acquisition by Algeco Scotsman in 2007. Mr. Holthaus has also served as interim CEO of BakerCorp International (June-September 2013), an equipment rental services company.

Other Public Company Directorships in the Last 5 Years	Committees of the WillScot Board of Directors
• FTI Consulting, Inc. • BakerCorp International, Inc. (former) • Neff Corporation (former)	• Audit Committee • Compensation Committee - Chair • Governance Committee

Rebecca L. Owen
Independent	Key Skills and Qualifications:

Director Since: 2019 Director Class: II Term Expires: 2022 Age: 58	&	Leadership	8	Finance	%	Industry

	6	Strategy	O	Independence	:	Public Company

The Board believes that Ms. Owen’s experience as an executive and director of public and private companies, together with her experience with leading real estate businesses and knowledge of the real estate industry (including construction projects and associated risks), enable her to provide meaningful guidance to our Board.

Principal Occupation and Business Experience
Ms. Owen is founder and chairwoman of Battery Reef, LLC, a commercial real estate investment and management company. From 1995 until January 2019, she served in various roles at Clark Enterprises, Inc., a private investment firm, and its affiliates, including senior vice president of Clark Enterprises, Inc. (1995-2019), president of CEI Realty, Inc (2015-2019), and chief legal officer of Clark Enterprises, Inc. (1995-2017).

Other Public Company Directorships in the Last 5 Years	Committees of the WillScot Board of Directors
• Jernigan Capital, Inc.	• Audit Committee • Compensation Committee

Majority Voting for Director Elections
Our Bylaws have a majority vote standard for the election of directors. In an uncontested election, the number of votes cast favoring each director nominee’s election must exceed the number of votes cast against that nominee’s election for stockholders to elect the nominee. If an incumbent director is not elected, the director nonetheless would remain in office until his or her successor is elected. As a result, our Bylaws require such incumbent director to tender his or her resignation to the Chairman of the Board promptly following certification of the stockholder vote. Promptly after the Chairman of the Board receives such resignation, the Governance Committee will consider the resignation and recommend to the Board whether the Board should accept the tendered resignation or reject it based on all relevant factors. The Board must act on that recommendation no later than 90 days after the meeting at which the election took place. The Board’s decision, including a full explanation of the process by which the decision was reached and, if applicable, the reasons for rejecting the resignation, will be disclosed in a Current Report on Form 8-K filed with the SEC. Any shares not voted, whether due to abstentions or broker non-votes, will not have an impact on the election of directors.
Relevant Director Skills
The Board believes that our directors and director nominees, as a whole, have the necessary experience and expertise, and each director possesses the particular attributes that qualify him or her to serve on our Board. The principal qualifications are:

&	Leadership	Executive experience managing business operations and strategic planning allows Board members to effectively oversee our company’s complex operations.

8	Finance	Knowledge of or experience in accounting, financial reporting or auditing processes and standards is important to effectively oversee our company’s financial position and results and the accurate reporting thereof and to assess the strategic objectives.

%	Industry	Experience in or with the specialty rental services industry, including modular space and portable storage products and services, allows Board members to evaluate our company’s business model and strategies and the industry in which we compete.

6	Strategy	Knowledge of or experience in strategic combinations, expansions and operations is important to facilitate robust discussions of strategy, profitability and growth among our Board members and our company’s management team.

O	Independence	Independence under both the SEC regulations and Nasdaq listing standards is a vital component of our governance practices.

:	Public Company	Knowledge of public company governance matters, policies and best practices assists the Board in considering and adopting applicable corporate governance practices, interacting with various stakeholders interested in these issues and understanding the impact of various policies on our company.
Director Meeting Attendance
Board and Committee Meetings
Directors are expected to participate in all meetings of the Board and each committee on which he or she serves. In 2019, the Board held 18 meetings, the Audit Committee held 11 meetings, the Compensation Committee held 3 meetings, and the Governance Committee held 3 meetings. Each director attended no less than 75% of the meetings held by the Board and each standing committee and other committee on which he or she served in 2019.
Other Meetings
Our independent directors meet in closed (executive) sessions, without the presence of management. Furthermore, our independent directors met in closed (executive) sessions without the presence of Management and Messrs. Robertson or Lindsay. The Chairman of the Board chairs the meetings of the independent directors, which coincide with regular meetings of the Board.
Directors are expected to attend our annual stockholders meetings. Each of our directors attended the 2019 annual stockholders meeting.
Committees of the Board of Directors
Committee Membership
Each standing committee of the Board is currently composed of independent directors. In addition, each committee operates under a written charter. The committee charters are reviewed annually, and more frequently as necessary, to address any new rules or best practices relating to the responsibilities of the applicable committee, or changes to such rules and best practices. The applicable committee recommends changes to its own charter and submits such recommended changes to the

Governance Committee, which recommends action by the Board. All charter amendments are submitted to the Board for approval.
A copy of each committee charter is available on our corporate website at http://investors.willscot.com/corporate-governance/governance-overview.

Audit Committee	Compensation Committee	Governance Committee
Mark Bartlett *, **	Gerard E. Holthaus *	Jeff Sagansky *
Gerard E. Holthaus **	Rebecca L. Owen	Gerard E. Holthaus
Rebecca L. Owen	Jeff Sagansky	Mark Bartlett
* Denotes Committee Chair ** Denotes Financial Expert
Audit Committee
The Board has determined that each Audit Committee member is independent and otherwise qualifies as an Audit Committee member pursuant to applicable rules of the SEC and the NASDAQ Capital Market (“Nasdaq”). The Board has determined that Mark S. Bartlett and Gerard E. Holthaus each qualifies as an “audit committee financial expert” within the meaning stipulated by the SEC, based upon the education and experience described in his biography.
The Audit Committee’s primary responsibilities are to monitor: (i) the integrity of our financial statements and accounting and financial reporting processes; (ii) our compliance with legal and regulatory requirements; (iii) the independent auditor’s qualifications, performance, and independence; (iv) the performance of our internal audit and disclosure controls functions; and (v) our risk management framework, including cybersecurity.
In discharging these responsibilities, the Audit Committee, among other things: (i) selects, oversees, and retains our independent auditor; (ii) reviews and discusses the scope of the annual audit and written communications by our independent auditor to the Audit Committee and management; (iii) oversees our financial reporting activities, including the annual audit and the accounting standards and principles we follow; (iv) approves audit and non-audit services by our independent auditor and applicable fees; (v) reviews and discusses our periodic reports filed with the SEC; (vi) reviews and discusses our earnings press releases and communications; (vii) oversees our internal audit activities; (viii) oversees our disclosure controls and procedures and reviews our internal controls over financial reporting; (ix) reviews and discusses risk assessment and risk management policies and practices, including cybersecurity; (x) oversees the administration of our Code of Business Conduct and Ethics and other ethics policies; (xi) oversees and periodically reviews and edits our Whistleblower Policy; (xii) reviews, discusses, and approves insider and affiliated person transactions;(xiii) administers the policy with respect to the hiring of former employees of our independent auditor; and (xiv) with respect to all of the foregoing responsibilities, interfaces with management, the independent auditor, the internal audit department, and any other parties to discuss, review, and execute such responsibilities. In addition, the Audit Committee performs an annual self-evaluation, reviews its charter and recommends changes to the Governance Committee for submission to the Board for approval, and prepares the Audit Committee report required to be included in our annual proxy statement.
Compensation Committee
The Board has determined that all current Compensation Committee members are non-employee directors and qualify as independent directors. In considering whether a member of the Board is qualified to serve on the Committee, the Board considers all factors specifically relevant to determining whether a director has a relationship to the company that is material to that director's ability to be independent from management in connection with the duties of a compensation committee member, including, but not limited to: (i) the source of compensation of such director, including any consulting, advisory, or other compensatory fee paid by the company to such director; and (ii) whether such director is affiliated with the company, a subsidiary of the company, or an affiliate of a subsidiary of the company (affiliate status is defined generally as having control of, or being controlled by, another person). For part of 2019, Stephen Robertson, who is not an independent director, was a member of the Compensation Committee as permitted by Nasdaq rules. Consistent with Nasdaq Rule 5605(d)(2)(B), Mr. Robertson resigned effective October 31, 2019 not as a result of any disagreement between Mr. Robertson and the company, its management, or the Board or any committee of the Board.
The Compensation Committee and the Board solicit recommendations from our CEO and other officers regarding compensation matters, including the compensation of executive officers and key employees other than our CEO. They assist the Compensation Committee by providing information such as financial results, short-term and long-term business and financial plans, and strategic objectives, as well as their views on elements of our compensation program and compensation levels. Our CEO attended all of the Compensation Committee meetings held in 2019, although he did not participate in any portion of the meetings related to his compensation and performance. Only members of the Compensation Committee vote on matters before that committee. The primary responsibilities of the Compensation Committee include: (i) reviewing non-executive director compensation and recommending changes to the Board for approval; (ii) approving our CEO’s compensation; (iii) reviewing the compensation of other named executive officers; (iv) administering our executive officer compensation plans, as well as any equity-based compensation plans and any other compensation arrangements, including approving awards thereunder, to the extent such plans and arrangements affect executive officers; (v) establishing objective performance goals, individual award levels, and operative and subjective performance measures, and overseeing all aspects of executive officer incentive compensation; (vi) reviewing and approving any employment agreements, severance arrangements, change in control agreements and severance protection plans, and other contracts, arrangements, or provisions affecting executive officers; (vii) reviewing the compensation disclosures in the annual proxy statement and annual report on Form 10-K filed with the SEC and discussing the disclosures with management; (viii) performing annual performance evaluations of our executive officers; (ix) performing an annual self-evaluation; (x) reviewing its charter and recommending changes to the Governance Committee for submission to the Board for approval; (xi) submitting all equity-based compensation plans, executive officer compensation plans, and material revisions to such plans to a vote of the Board, and to a vote of stockholders if required; and (xii) preparing the Compensation Committee report required to be included in our annual proxy statement; (xiii) oversight of the Company’s diversity and inclusion initiatives; and (xiv) oversight of the Company’s public policy, environmental and social responsibility initiatives.
Compensation Consultant
Under its charter, the Compensation Committee is authorized to select, retain, and direct the activities, and terminate the services, of compensation advisors, as well as approve fees and expenses of such advisors. The Compensation Committee has retained Frederic W. Cook & Co., Inc. (“FW Cook”) as its independent compensation consultant. The Compensation Committee periodically evaluates FW Cook’s independence from management, taking into consideration all relevant factors, including the independence factors specified in SEC regulations and Nasdaq listing rules.
In 2019, FW Cook advised the Compensation Committee on certain executive and director compensation matters. Neither FW Cook nor our company provided any services to the other during 2019, other than the advisory services provided by FW Cook to the Compensation Committee. The Compensation Committee has considered all factors relevant to FW Cook's independence from management under SEC and Nasdaq rules and has concluded that FW Cook's work has not raised any conflicts of interest.
Compensation Committee Interlocks and Insider Participation
No member of the Compensation Committee serves as, or has in the prior three years served as, one of our officers or employees at any time, except that Jeff Sagansky served as our president and CEO prior to the Business Combination. None of our executive officers serves as, or in the prior three years has served as, a member of the board or compensation committee of any other company that has an executive officer serving as a member of our Board or the Compensation Committee.
Governance Committee
The Board has determined that all Governance Committee members are non-employee directors and qualify as independent directors.
The primary responsibilities of the Governance Committee include: (i) identifying and qualifying the annual slate of directors for nomination by the Board; (ii) assessing the independence of our directors; (iii) identifying and qualifying the candidates for Chairman of the Board and for membership and chairmanship of the committees for appointment by the Board and additionally considering the rotation of members of the committees and chairs of the committees; (iv) considering, from time to time, and at least once annually, the operations of the committees, including accepting input from the committees with respect to the responsibilities and organization of such committees and proposing changes to the Board; (v) identifying and qualifying candidates to fill vacancies occurring between annual meetings of stockholders for election by the Board; (vi) monitoring compliance with, considering and reviewing proposed changes to, and periodically assessing the effectiveness of, our Corporate Governance Guidelines, the committee charters, and other policies and practices relating to corporate governance, including, as applicable, for submission to the Board for approval; (vii) monitoring and reviewing responses to stockholder communications with non-management directors together with the Chairman of the Board; (viii) overseeing the process for director education and Board and committee self-evaluations; (ix) overseeing the process relating to succession planning for our CEO and other executive officer positions; (x) reviewing its charter and recommending changes to the Board for approval; and (xi) performing an annual self-evaluation. Throughout the year, the Board through and in cooperation with its relevant committees and management also receives reports and acts upon various enterprise risk management issues and dedicates a portion of the Board’s meetings to reviewing and discussing specific risk topics in greater detail, including risks related to cybersecurity.
Director Compensation
In 2019, the annual compensation package for non-employee directors consisted of:

Type of Fee	Amount ($)
Retainers
Non-Executive Chair Cash(a)	$275,000
Non-Executive Chair Restricted Stock (one year vesting)(a)(b)	$275,000
All Other Non-Executive Directors Cash	$75,000
All Other Non-Executive Directors Restricted Stock (one year vesting)	$100,000
Committee Chair Stipend
Audit Committee	$30,000
Compensation Committee	$15,000
Governance Committee	$10,000
Meeting fees(c)	$1,000 / meeting
(a) We also provide to the Chair customary administrative support and a cell phone, and we reimburse him for certain club membership dues of a de minimis value.
(b) This amount increased from $250,000 to $275,000, beginning with the annual grant made for the 2019-2020 director award cycle.
(c) With respect to each standing committee of the Board that holds more than six meetings in a calendar year, an annual cash amount will be paid to each committee member who participates in more than six meetings. The annual cash amount will be determined by multiplying (i) a $1,000 meeting fee and (ii) the number determined by subtracting six from the total number of committee meetings attended by a committee member during the calendar year.
2019 Non-Employee Director Compensation Table
The table below summarizes the compensation paid to the non-employee directors for the year ended December 31, 2019. Mr. Soultz is a member of the Board but does not receive any additional compensation for services provided as a director.

Director Name	Fees Earned or Paid in Cash ($)(a)	Stock Awards ($)(b)	Total ($)
Mark S. Bartlett	$105,000	$100,000	$205,000

Gerard E. Holthaus	$290,000	$275,000	$565,000

Gary Lindsay(c)	$75,000	$100,000	$175,000

Rebecca L. Owen	$100,000	$100,000	$200,000

Stephen Robertson(c)	$75,000	$100,000	$175,000

Jeff Sagansky	$85,000	$100,000	$185,000
(a) The amounts in this column represent annual cash retainers and fees paid during 2019.
(b) The amounts reflected in this column represent the aggregate grant date fair value of the restricted stock awards computed in accordance with Accounting Standards Codification Topic 718 (“ASC 718”). The grant date fair value of the stock awards under ASC 718 is calculated based on the number of shares of our Class A common stock underlying the award, multiplied by the closing price of a share of our Class A common stock on the date of grant.
(c) Fees and awards earned by Messrs. Lindsay and Robertson, in their capacity as non-executive directors, were transferred to the TDR Capital affiliate that appointed them to the Board.

The aggregate number of shares of restricted stock that were outstanding and unvested as of December 31, 2019 held by each non-employee director was as follows:

Director	Number of Shares of Restricted Stock Unvested as of December 31, 2019

Mark S. Bartlett	6,807

Gerard E. Holthaus	18,720

Gary Lindsay(a)	6,807

Rebecca L. Owen	6,807

Stephen Robertson(a)	6,807

Jeff Sagansky	6,807
(a) Fees and awards earned by Messrs. Lindsay and Robertson, in their capacity as non-executive directors, were transferred to the TDR Capital affiliate that appointed them to the Board.
Non-Employee Director Stock Ownership Guidelines
We maintain stock ownership guidelines for our non-employee directors with a target ownership level of five times the cash portion of the standard annual retainer, excluding chair and meeting fees. Non-employee directors are expected to meet their target ownership level by the later of the fifth anniversary of their appointment and November 14, 2024, which is the fifth anniversary of the date the guidelines were adopted. Non-employee directors who have not achieved their target ownership level by the applicable deadline will be expected to retain all of their equity retainers, net of an amount of shares sufficient to cover any taxes due on such retainers, until the target ownership level is met. Once a non-employee director has met the target ownership level, the director will be deemed thereafter to have satisfied the target ownership level until such time as the director disposes of any shares, after which compliance will be remeasured. The guidelines also provide guidance for calculating ownership levels. As of the date of this proxy statement, all of our non-employee directors either had met the target ownership level or have the opportunity to meet the target ownership level within the prescribed period. We have also adopted stock ownership guidelines for our executive officers as described below.
Board Election & Leadership Structure
In an uncontested election, directors are elected by a majority of the votes cast. If an incumbent director does not receive a greater number of votes “for” his or her election than votes “against” such director’s election, then such director must tender his or her resignation to the Chairman of the Board and the Board will consider such resignation following receipt of the recommendation of the Governance Committee.
The Board’s policy is that the Chairman of the Board is an independent, non-employee director. The Governance Committee and the Board believe that this leadership structure is the most appropriate one for the company at this time, as it allows our CEO to focus on the day-to-day management of the business and on executing our strategic priorities, while allowing the Chairman to focus on leading the Board, providing its advice and counsel to the CEO, and facilitating the Board’s independent oversight of management.
The Board’s Role in Risk Oversight
The Board oversees the risk management of our company. In particular, the Board is responsible for monitoring and assessing strategic risk exposure, including a determination of the nature and level of risk appropriate for us. The Board administers its oversight of our material risks directly through the Board as a whole, as well as through the committees of Board. The Audit Committee, in addition to overseeing financial report and control risks, is responsible for reviewing and discussing risk assessment and risk management policies and practices, including cybersecurity and privacy concerns.
The Board’s other committees also assist the oversight function of the Board by addressing risks related to the relevant committee’s particular area of concentration. For example, the Compensation Committee oversees risks related to our executive compensation plans and arrangements, and the Governance Committee oversees risks associated with the independence of the Board.

Each committee interfaces with the Board with respect to any risks it identifies, within its set of designated responsibilities, as appropriate, including at meetings of the Board. The Board considers each committee’s assessments, as applicable, and incorporates the insight provided by the assessments of the Committees into its overall risk management analysis.
Duties & Responsibilities of Chairman
•Presides at and leads all meetings of the Board, including separate sessions with only non-executive directors
•Encourages and facilitates active participation of all directors
•Serves as a liaison between the non-executive directors and our CEO
•Serves in a strategic and leadership capacity in company mergers and acquisitions
•Leads the Board’s shareholder outreach and engagement strategy
•Approves Board meeting materials for distribution
•Approves Board meeting schedules and agendas
•Has the authority to call meetings of the directors
•Leads the Board’s annual evaluation of our CEO
•Monitors and coordinates with management on corporate governance issues and developments
Prohibition Against Hedging and Pledging
We maintain a policy under which our directors and our executive officers and other employees are prohibited from engaging in hedging or monetization transactions. The policy prohibits the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds to accomplish hedging or monetization transactions, and it applies to equity securities granted as compensation as well as to equity securities otherwise held our non-employee directors and employees. In addition, our directors and executive officers and other employees are prohibited from holding our securities in a margin account or otherwise pledging our securities as collateral for loans except as may be approved by the Board.
Corporate Governance Guidelines
Our Board has adopted Corporate Governance Guidelines that reflect its commitment to oversee the effectiveness of policy and decision-making at the Board and management level, with a view to enhancing shareholder value over the long-term. Our Corporate Governance Guidelines are available online at http://investors.willscot.com/corporate-governance/governance-overview.
Codes of Business Conduct & Ethics
Our Board has adopted a Code of Business Conduct and Ethics (“Code of Business Conduct”), which applies to our directors, officers and employees, and a Code of Ethics for the Chief Executive Officer and Senior Financial Officers (“Code of Ethics”), which supplements our Code of Business Conduct and applies to our CEO, principal financial officer, principal accounting officer and controller. Copies of the Code of Business Conduct and the Code of Ethics are available online at http://investors.willscot.com/corporate-governance/governance-overview. If the Board grants a waiver under our Code of Business Conduct to any director, executive officer or senior financial officer, or we make any substantive amendment to the Code of Ethics or grant any waiver thereunder to a covered officer, we will promptly disclose the nature of the applicable waiver or amendment on our website.
Board Evaluation Process
Each year, the Board conducts a rigorous annual self-evaluation to help determine whether the Board and its committees are functioning effectively. The Governance Committee oversees this process. The self-evaluation process solicits input from the directors regarding the performance and effectiveness of the Board, the Committees and the individual directors, and provides an opportunity for directors to identify areas for improvement. The Governance Committee reviews the results and feedback from the self-evaluation process and makes recommendations for improvements, as appropriate. With respect to 2019, the Board successfully used this process to evaluate the Board and Committee effectiveness and identify opportunities to strengthen the Board.

Director Independence
Nasdaq listing rules require a majority of our Board to be independent. An “independent director” is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship which, in the opinion of the company’s board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director.
Our Board annually makes an affirmative determination regarding the independence of each director based upon the recommendation of the Governance Committee and pursuant to the standards in our Corporate Governance Guidelines. Applying these standards, the Board has affirmatively determined that Messrs. Bartlett, Holthaus, and Sagansky and Ms. Owen are “independent directors” and Messrs. Robertson and Lindsay, who are partners of TDR Capital, are not “independent directors” due to TDR Capital’s controlling ownership position of our company.
In making this determination, the Board considered the following factors, among others: the ownership positions and contractual arrangements of our Board members and their affiliates with our company; the corporate governance and other policies adopted by the Board to help avoid conflicts and potential conflicts of interest; the contractual arrangements and annual payments between our company and other companies upon which our directors also serve as directors; and, the alignment of the long-term interests of the stockholders that appointed our Board members with the long-term interests of our other stockholders.
Communication with the Board
Stockholders, employees and other interested parties may communicate with any of our directors, our Board as a group, our independent directors as a group or any Board committee as a group by sending such communications to the Corporate Secretary to be forwarded to the Chair of the Board. The Corporate Secretary may respond directly or redirect any such communication to another department of the company for an appropriate response if, in the discretion of the Corporate Secretary, such a direct response is more appropriate. The Corporate Secretary may also ignore any communication that he or she determines to be of a commercial or frivolous nature or otherwise inappropriate for Board consideration.

PROPOSAL 2 – RATIFICATION OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Proposal Snapshot
What Am I Voting On?
The Board seeks an indication from stockholders of their approval or disapproval of the Audit Committee’s appointment of Ernst & Young LLP as the company’s independent registered public accounting firm for the fiscal year ending December 31, 2020.
C	Voting Recommendation: FOR the ratification of our independent registered public accounting firm.
The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the company’s independent registered public accounting firm. Ernst & Young LLP (“EY”) has been our independent registered public accounting firm since November 2017. The Audit Committee believes that the retention of EY to serve as the company’s independent registered public accounting firm for 2020 is in the best interests of the company and its stockholders. If the appointment of EY is not ratified by our stockholders, the Audit Committee will consider whether it is appropriate to select another independent registered public accounting firm.
EY representatives will be present at the annual meeting and will have the opportunity to make a statement and respond to questions.
Audit Fees & Approval Process
The Audit Committee pre-approves all audit and non-audit services to be performed by the independent registered public accounting firm in compliance with the Sarbanes-Oxley Act and the SEC rules regarding auditor independence. These services may include audit services, audit-related services, tax services and all other services. Proposed services may either be pre-approved without consideration of specific case-by-case services by the Audit Committee or require the specific pre-approval of the Audit Committee. Unless a type of service has received general pre-approval, it will require specific pre-

approval if it is to be provided by EY. Any proposed services exceeding pre-approved cost levels or budgeted amounts will also require specific pre-approval.
Pre-approval fee levels or budgeted amounts for all services to be provided by EY are established annually by the Audit Committee. Any proposed services exceeding these levels or amounts require specific pre-approval by the Audit Committee. The Audit Committee may delegate either type of approval authority to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting. The Audit Committee has delegated to its Chair the authority to pre-approve any permissible non-audit services with a fee of $50,000 or less.
In 2019, all of the services were approved by our Audit Committee or, if applicable, the Committee Chair.
Independent Registered Public Accounting Firm Fee Information
Fees for professional services provided by our independent registered public accounting firm, EY, included the following:

	2019	2018

Audit(a)	$4,053,459	$3,769,691

Audit Related	$—	$486,606

Tax Compliance(b)	$—	$—

Tax Planning(c)	$—	$175,000

All Other	$—	$—
(a) Audit fees include, without limitation, fees billed for professional services rendered for the audit of annual financial statements, including certain required statutory audits; the review of interim financial statements; and, comfort letters and consents.
(b) Tax compliance fees include, without limitation, fees billed for tax services rendered for the review of tax returns.
(c) Tax planning fees include, without limitation, fees billed for tax services rendered for routine tax advisory services.
The Board of Directors Unanimously Recommends That You Vote FOR Proposal No. 2.
AUDIT COMMITTEE REPORT
The Audit Committee is composed of three directors, all of whom meet the independence standards of the Nasdaq, SEC and our Corporate Governance Guidelines, and operates under a written charter adopted by the Board of Directors.
Management is responsible for the company’s internal controls and the financial reporting process. EY, acting as our independent registered public accounting firm, is responsible for performing an independent audit of the company’s consolidated financial statements and internal control over financial reporting in accordance with standards established by the Public Company Accounting Oversight Board (“PCAOB”). Management concluded that no material weakness existed in our internal controls over financial reporting in the past two fiscal years. The Audit Committee has discussed with the company’s independent registered public accounting firm the overall scope and execution of the independent audit and has reviewed and discussed the audited financial statements with management. The Audit Committee also discussed with the independent registered public accounting firm other matters required by PCAOB auditing standards.
The independent registered public accounting firm provided to the Audit Committee the written communications required by applicable standards of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence, and the Audit Committee discussed the independent registered public accounting firm’s independence with management and the independent registered public accounting firm. The Audit Committee also considered whether the provision of other non-audit services by the company’s independent registered public accounting firm to the company is compatible with maintaining independence.
The Audit Committee concluded that the independent registered public accounting firm’s independence had not been impaired.
Based on the reviews and discussion referred to above, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the company’s annual report on Form 10-K for the year ended December 31, 2019.

By the members of the Audit Committee as of March 16, 2020 consisting of:

Audit Committee
Mark S. Bartlett (Chairman)
Gerard E. Holthaus
Rebecca L. Owen
The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the company under the Securities Act of 1933, as amended, or the Securites Exchange Act of 1934, as amended (the “Exchange Act”), whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.
EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
This Compensation Discussion and Analysis ("CD&A") section describes the material elements of our executive officer compensation program and policies for 2019, and the principles and objectives of our decisions with respect to 2019 compensation for our named executive officers.
Our prior proxy statements were eligible for reduced SEC reporting rules applicable to “emerging growth companies.” As of the close of 2019, we ceased to be an emerging growth company, and therefore, this year we have included additional detail regarding executive compensation that was previously not required, including this CD&A and additional compensation tables for “Grants of Plan-Based Awards for Fiscal Year 2019,” “Option Exercises and Stock Vested in Fiscal Year 2019,” and “Potential Payments upon Termination or Change in Control”.
Executive Officers Covered by this Compensation Discussion and Analysis
For 2019, we are required to provide information regarding our compensation policies and decisions relating to our President and Chief Executive Officer (“CEO”), our Chief Financial Officer (“CFO”), our other executive officers who were serving as executive officers at the end of the year and a former executive officer who was no longer serving as an executive officer at the end of the year. We refer to our CEO, our CFO and the other current or former executive officers for whom disclosure is required as our “named executive officers” (“NEOs”). We intend this CD&A to provide information regarding, among other things, the overall objectives of our compensation program and each element of compensation that we provided to the NEOs.
The named executive officers for 2019 who were serving at the end of the year and their titles are listed in the following table:

Name	Title

Bradley L. Soultz	President and Chief Executive Officer

Timothy D. Boswell	Chief Financial Officer

Hezron Timothy Lopez	Vice President, General Counsel and Corporate Secretary*

Sally J. Shanks	Chief Accounting Officer and Treasurer
*Our other named executive officer for 2019 was Bradley L. Bacon, who served as our Vice President, General Counsel and Corporate Secretary until his employment ended on June 3, 2019.
While the discussion in the CD&A is focused on our named executive officers, many of the elements of our executive compensation program apply broadly across our executive ranks.
Executive Summary
2019 Business Highlights
Our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, included with this Proxy Statement, contains financial information prepared in accordance with GAAP, along with additional non-GAAP financial information, some of which is excerpted below.

2019 was a transformational year for WillScot as we completed our integration of ModSpace and realized significant cost synergies from both the ModSpace and Acton strategic transactions. The Acton acquisition occurred in December of 2017 and the ModSpace acquisition in August of 2018. Over the past two years, we have:

•	Consolidated over 200 combined operating locations into approximately 120 operating locations
•	Grown total revenues 138.6% from $445.9 million in 2017 to $1,063.7 million in 2019
•	Increased Adjusted EBITDA(1) 187.7% from $123.9 million (excluding $15.1M of cost associated with our Corporate and other segment representing costs from our former Parent) to $356.5 million.

(1) Adjusted EBITDA, Adjusted EBITDA Margin, and Free Cash Flow are non-GAAP financial measures. For a discussion of our use of non-GAAP financial measures, including a reconciliation of (i) Adjusted EBITDA to net income (loss) and (ii) free cash flow to net cash provided by operating activities, please see the “Reconciliation of non-GAAP Financial Measures” section beginning on page 32 in Item 6 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2019.
(2) Based on WillScot financials excluding the Corporate & other segment, which represented former Algeco and corporate costs (in 2017 only). Pro forma results include the results of WillScot, Acton, and ModSpace for all periods presented. The Acton and ModSpace acquisitions closed December 20, 2017 and August 15, 2018, respectively. Does not include Tyson.
For the year ended December 31, 2019, our achievements included:
•Total revenues increased by $312.3 million, or 41.6% as compared to the same period in 2018, driven by a 43.3% increase in our core leasing and services revenues from both organic pricing growth, and the impact of an additional 8.5 months of contribution from the ModSpace acquisition during 2019
◦Consolidated modular space average monthly rental rate increased to $614 representing an 11.2% increase year over year.
◦Consolidated average modular space units on rent increased 21,425, or 30.5%, year over year, driven by an additional 8.5 months of contribution from the ModSpace acquisition, and average modular space utilization increased 40 bps year over year to 72.0%.
•On a pro forma basis, including results of WillScot and ModSpace for all periods presented, modular leasing revenues increased $53.4 million, or 7.7%, driven by a 13.7% year over year increase in modular space average monthly rental. Average units on rent decreased 4.3% year over year, and utilization increased 30 bps.

•Generated Adjusted EBITDA(1) of $356.5 million, representing an increase of $141.0 million, or 65.4% as compared to the same period in 2018, and a 480 bps increase to Adjusted EBITDA margin(1).
•On a pro forma basis, including the results of WillScot and ModSpace for all periods presented, Adjusted EBITDA(1) in 2019 of $356.5 million represents an increase of $72.0 million, or 25.3% organically from $284.5 million in 2018, with Adjusted EBITDA margin(1) increasing 680 bps on a pro forma basis to 33.5%. These pro forma results include realized cost savings from the ModSpace and Acton acquisitions, and incremental revenue growth from increased penetration of "Ready to Work" solutions across the combined portfolio, but do not include any additional cost savings that management expects to realize in future years.
•Consolidated net loss of $11.5 million (including $46.0 million of discrete costs from acquisition and integration-related activities) decreased by $42.1 million, and free cash flow(1) of $20.0 million increased by $116.9 million year over year. Consolidated net income and free cash flow(1) in the fourth quarter of 2019 were $8.9 million and $43.7 million, respectively, increasing by $19.3 million and $63.8 million year over year, respectively, consistent with our planned transition to net profitability and cash generation.
For more information regarding the Company’s 2019 performance, please refer to our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 that we filed with the SEC on March 2, 2020.
Key 2019 Compensation Actions
The elements of our total direct compensation, which consist of base salary, short-term cash incentive compensation and long-term equity incentive compensation, for our NEOs and a summary of the actions our Compensation Committee took during 2019 are set forth below.

Compensation Component	Link to Business and Talent Strategies	2019 Compensation Actions

Base Salary (Page 31)	Competitive base salaries help attract and retain executive talent.	Merit based increases for 2019, ranging from 6.6% to 25%, for improved alignment with market compensation levels.

Short-Term Cash Incentive (“STIP”) Compensation (Page 32)	Focus executives on achieving annual financial results that are key indicators of annual financial and operational performance.	Named executive officers earned annual cash incentive awards ranging from 82% to 100% of target (Adjusted EBITDA payout above target; Lease Revenue Delivered and VAPS Revenue Delivered below target. Individual Performance for our CEO and CFO was 141%).

Long-Term Equity Incentive Compensation (Page 34)
•2019 annual equity-based awards consist of Market-Based RSUs and RSUs.
•Market-Based RSUs are measured based on 3-year relative total shareholder return performance, measured against constituent companies in the Russell 3000 index.
•RSUs provide focus on stock price growth and serve our talent retention objectives.

•The equity award mix, based on the grant date fair value, consists of 60% Market-Based RSUs and 40% RSUs for the CEO and CFO and is equally weighted between Market-Based RSUs and RSUs for the other named executive officers.
•Market-Based RSUs are subject to a 3-year performance period (2019 - 2021).
•RSUs vest over four years, in equal annual installments.

Our Executive Compensation Program
Our goal is to retain and attract experienced and talented executive officers and to motivate them to achieve our short-term and long-term financial, operational and strategic objectives that produce and promote stockholder value. To achieve this goal, we strongly emphasize a culture of pay for performance to provide incentives and accountability for our executive officers in working toward the achievement of our objectives. Accordingly, we have designed our incentive compensation with the goal of ensuring that actual realized pay varies above or below targeted compensation opportunity based on achievement of challenging performance goals and demonstration of meaningful individual commitment and contribution.
The table below outlines each of the principal elements of our executive compensation program:

Pay Element	Who Receives	When Granted	Form of Delivery	Type of Performance	Performance Period	How Payout Determined	2019 Performance Measures
Base Salary	All named executive officers	Bi-weekly	Cash	Short-term emphasis (fixed)	Bi-weekly	Pre-established at each payroll date	Individual

STIP	All named executive officers	Annually	Cash	Short-term emphasis (variable)	1 year	Pre-established formula	Adjusted EBITDA, Lease Revenue Delivered, VAPS Revenue Delivered, and, for our CEO and CFO, related individual goals

Market-Based RSUs	All named executive officers	Annually	Equity	Long-term emphasis (variable)	3 years (cliff vesting)	Pre-established formula	Relative TSR vs. Russell 3000

Time-Based RSUs	All named executive officers	Annually	Equity	Long-term emphasis (variable)	4 years (ratable annual vesting)	Stock price at each vesting date	Stock price

Emphasis on Performance-Based Elements of Compensation
Because we believe the compensation of our most senior executives should be based on our overall performance, a significant amount of our executives’ pay is incentive-based and therefore at risk. In 2019, performance-linked components (STIP and long-term incentive compensation) were 84% of the CEO's target total direct compensation opportunity, which we define as base salary, target STIP and target value of long-term incentive compensation, and 53% of the average target total direct compensation opportunity for the other NEOs.

Our Governance Practices
The Compensation Committee reviews on an ongoing basis our executive compensation program to evaluate whether it supports our executive compensation philosophies and objectives and is aligned with stockholder interests. We also seek to implement strong corporate governance practices in other areas as well as compensation. Our compensation and other corporate governance practices include the following:

We do				We do not
✓	Have pay for performance by structuring a significant percentage of target annual compensation in the form of variable, at-risk compensation	✓	Actively solicit feedback from our stockholders on compensation and governance matters	X	Offer compensation-related tax gross-ups

✓	Have pre-established performance goals that are aligned with creation of stockholder value	✓	Have Board oversight of sustainability matters	X	Allow hedging, short sales, monetization, derivative and similar transactions of our securities by directors, officers or other employees

✓	Conduct market comparison of executive compensation against a relevant peer group	✓	Elect directors by majority vote	X	Allow pledging of our securities by directors, officers or other employees

✓	Have double-trigger vesting for equity awards in the event of a change in control	✓	Have an independent Chairman	X	Pay dividends on unearned performance-based awards

✓	Equity plan dilution within market practices	✓	Split the roles of Chairman and Chief Executive Officer	X	Pay dividends on unvested time-based awards

✓	Have stock ownership guidelines for executives and Directors that reinforce alignment with stockholders	✓	Perform annual Board and committee self-evaluations	X	Grant stock options with exercise prices less than the fair market values of our common stock on the grant date

✓	Clawback policy authorizes recovery of cash and equity incentive compensation	✓	Have a comprehensive Code of Business Conduct, Code of Ethics, and Corporate Governance Guidelines	X	Reprice or buy-out underwater stock options without stockholder approval

✓	Cash severance within market practices	✓	Perform an annual review of a CEO succession plan	X	Conduct buy-outs of underwater stock options

✓	Provide senior executives generally the same benefits as full-time employees	✓	Perform an annual review of senior management	X	Provide reload provisions in any stock option grant

✓	Mitigate undue risks, particularly by annual review of plans, policies and practices	✓	Have a Nominating and Corporate Governance Committee oversight of governance framework.	X	Provide defined benefit pension plans for executives

✓	Have an independent compensation consultant advising the Compensation Committee

How We Determine Executive Compensation
Executive Compensation Philosophy
The Compensation Committee believes that our executive compensation program should reward actions and behaviors that drive stockholder value creation. The Compensation Committee seeks to foster these objectives through a compensation system that focuses heavily on variable, performance-based incentives that create a balanced focus on our short-term and long-term financial, operational and strategic goals. To that end, the Compensation Committee’s goal is to implement an executive compensation program that is built upon the following objectives:
•Attracting and Retaining the Right Talent. Executive compensation should be market-competitive to attract and retain highly motivated talent with a performance-driven mindset.
•Pay for Performance. A significant percentage of an executive’s compensation should be directly aligned with Company performance, with a balance between short-term and long-term performance.
•Alignment with Stockholder Interests. Our executives’ interests should be aligned with stockholder interests through the risks and rewards of stock ownership in the Company.
Oversight Responsibilities for Executive Compensation

Compensation Committee
•Establishes executive compensation philosophy
•Approves incentive compensation and target performance expectations for the STIP and long-term incentive awards
• Approves all compensation actions for the NEOs, including base salary, target and actual STIP and long-term incentive awards

All Board Members
•Assess performance of the CEO and oversee other executive compensation matters, including with regard to considering the results of "Say on Pay" votes, receiving and considering feedback on an on-going basis from stockholders and other sources regarding executive compensation, overseeing the application of stock ownership guidelines that are applicable to the CEO, and other similar responsibilities.

Independent Compensation Consultant – FW Cook
•Provides independent advice, research and analytical services on a variety of subjects to the Compensation Committee, including compensation of executive officers, nonemployee director compensation and executive compensation trends
•Participates in Committee meetings as requested and communicates with the Chair of the Compensation Committee between meetings
•Reports to the Compensation Committee, does not perform any other services for the Company, and has no economic or other ties to the Company or the management team that could compromise its independence or objectivity

CEO and Management
•Management, including the CEO, develops preliminary recommendations regarding compensation matters with respect to all NEOs, other than the CEO, and provides these recommendations to the Compensation Committee, which makes the final decisions, with advice from FW Cook, as appropriate
•Responsible for the administration of the compensation program once Compensation Committee decisions are finalized

Use of Market Data
In setting executive compensation, our Compensation Committee considers the competitive pay environment and seeks to ensure that our executives’ compensation opportunities are competitive with the market. For 2019, the Compensation Committee, working with its independent compensation consultant, FW Cook, selected a peer group of companies that would serve as a reference point when setting pay levels and understanding pay practices. This peer group was drawn from companies that aligned well with our business, our size (based on revenue, EBITDA and market capitalization), our industry, our customer base, our national scope or similarity of distribution. The Compensation Committee also selected companies that generally compete with us for talent, customers or both talent and customers. For 2019, this peer group consisted of the following ten public companies:

•Air Lease Corporation	•McGrath RentCorp
•Aircastle Limited	•Mobile Mini, Inc.
•GATX Corporation	•Ritchie Bros. Auctioneers Incorporated
•H&E Equipment Services, Inc.	•Triton International Limited
•Herc Holdings Inc.	•UniFirst Corporation
Because there is limited information on positions other than the CEO and CFO in the peer group data, the Compensation Committee also reviews data from national survey sources related to general industry when it considers the market competitiveness of named executive officer compensation levels or market practices. The Compensation Committee does not review the specific companies included in these surveys and the data presented to the Compensation Committee are general and not specific to any particular subset of companies.
The Compensation Committee does not target a specific competitive position versus the peer group or other survey data in determining the compensation of our named executive officers. Instead, the compensation practices of the peer group and the survey information are two data points that the Compensation Committee considers, in addition to pay for performance and the other principles of our compensation program, in seeking to establish compensation for our executive officers that best furthers our performance objectives and stockholder interests.
2019 Named Executive Officer Compensation Elements In Detail
Base Salaries
Base salaries are a fixed amount that we pay to each named executive officer for performing his or her normal duties and responsibilities. We determine the amount based on the NEO’s overall performance, level of responsibility and comparison to the peer group and other survey data. Based on these criteria, the Compensation Committee established the following 2019 base salaries for the NEOs who remained in service on the last day of the year:

Executive Officer	2019 Base Salary	2018 Base Salary	Year Over Year Change
Bradley L. Soultz	$750,000	$600,000	25%
Timothy D. Boswell	$425,000	$375,000	13%
Hezron Timothy Lopez	$400,000	N/A	N/A
Sally J. Shanks	$300,000	$281,380	6.6%
Mr. Bacon earned $133,785 of salary at the end of employment on June 3, 2019.
The Compensation Committee approved the changes in Mr. Soultz’s, Mr. Boswell’s and Ms. Shanks’s base salaries for 2019 based on an assessment of individual performance and to better align with market compensation levels. We set Mr. Lopez’s base salary in connection with his hiring based on the then market rate for his position.
Short Term Incentive Plan
Our annual STIP rewards employees for achieving critical business and financial goals that are key indicators of operational performance as well as individual performance for the CEO and CFO. The Compensation Committee establishes performance goals for the STIP at the beginning of each fiscal year. Where minimum threshold performance targets are satisfied, annual incentive payments can range from 50% to 200% of the target award opportunity (maximum payout for the individual performance component for the CEO and CFO is 150%), based on performance relative to the performance goals, as determined by the Compensation Committee.

2019 STIP Target Award Percentages
For 2019, the Compensation Committee granted STIP awards to our named executive officers with the target levels expressed as the following percentages of the corresponding base salaries:

Executive Officer	2019 Target Percentage of Base Salary	2018 Target Percentage of Base Salary	Year Over Year Change
Bradley L. Soultz	120%	133%	-10%
Timothy D. Boswell	71%	60%	18%
Hezron Timothy Lopez	60%	N/A	N/A
Sally J. Shanks	40%	30%	33%
Mr. Bacon’s target percentage of base salary for 2019 was 60%. In connection with his separation from employment, Mr. Bacon received a lump-sum cash payment that included his accrued target payout under the 2019 STIP.
The Compensation Committee reviews our STIP opportunities each year to ensure that they are competitive. The changes to Mr. Soultz’s, Mr. Boswell’s and Ms. Shanks’s target 2019 STIP percentages were based on an assessment of individual performance and to better align with market compensation levels. We set Mr. Lopez’s target 2019 STIP award in connection with his hiring based on the then market rate for his position.
2019 STIP Performance Goals and Actual Performance
The Compensation Committee undertook a rigorous review and analysis to establish the 2019 performance goals under the STIP. The Committee intended the performance levels to be aggressive but realistic, such that achieving threshold levels would represent minimum acceptable performance and achieving maximum levels would represent outstanding performance. The target performance goals aligned with our annual operating plan.
The Compensation Committee determined the 2019 STIP awards for our named executive officers using the following framework:

Base Salary	X	Target Percentage	X	Financial Performance (70% for the CEO and CFO; 100% for other NEOs)	+	Individual Performance (30% for the CEO and CFO)	=	Annual Cash Incentive Award

Annual Cash Incentive Earned
For 2019, the Compensation Committee established the following financial goals and payout levels under the STIP:

Measure	Weighting	Rationale for Measure	Payout Range
Adjusted EBITDA	70%
Adjusted EBITDA reflects our operating performance and is a key measure for our investors. We calculate the measure on a semi-annual basis (with the first-half and second-half performance equally weighted at 35%).
			50% - 200%
Lease Revenue Delivered + VAPS Revenue Delivered	30%	Lease Revenue Delivered + VAPS Revenue Delivered reflects our operating performance and represents the total recurring revenue contracted and delivered during the year on new commercial activity. The measure is a leading indicator of modular leasing revenue, which is a key measure for our investors. We calculate this measure on an annual basis.	50% - 200%

The threshold, target and maximum performance and payout opportunities under the 2019 STIP (subject to interpolation between points), along with the actual performance achieved and related payout percentage, are set forth below:

	Threshold	Target	Maximum	Actual	% of Target Achieved	Payout %
Payout %	50%	100%	200%
Adjusted EBITDA – First Half ($ millions)	$140.8	$156.4	$187.7	$173.3	110%	149%
Adjusted EBITDA – Second Half ($ millions)	$174.1	$193.5	$232.2	$188.0	97%	86%
Lease Revenue Delivered + VAPS Revenue Delivered ($ millions)	$430.6	$478.4	$574.2	$414.9	87%	0%
Individual Performance (CEO and CFO Only)	50%	100%	150%	141%	141%	141%
Weighted Average Payout (financial metrics only): 82%
Weighted Average Payout for CEO and CFO including Individual Performance: 100%
The Compensation Committee of the Board determined Mr. Soultz and Mr. Boswell’s individual performance metric in the 2019 STIP was 141% of target (on a scale of Threshold 50%, Target 100% and Maximum 150%). Their overall STIP, payout based on EBITDA, Lease Revenue + VAPS Revenue + Individual Performance, was 100% of target.
The individual performance achievement measures common to Mr. Soultz and Mr. Boswell for the determination of their performance include those goals set forth above for payout under the STIP as well as the following:
•Achieve mergers and acquisition synergies, as planned and on time
•Manage leverage in a manner that will enable the achievement of 4X leverage by the end of 2020
•Achieve SOX compliance by or before the end of 2020
•Maintain a strategic mergers and acquisition pipeline
The individual performance achievement measures specific to Mr. Soultz, solely, for the determination of his performance also include the following:
•Develop a ‘2022’ Strategy, that includes the expansion of value-added products and services, scaling the storage offering for the company, and improving the company’s digital capabilities
•Improve the capacity and capability of the C-level and executive leadership team, with a focus talent development, succession planning and diversity
Based on the achievement of the 2019 financial performance goals and the Compensation Committee’s determination of individual performance for the CEO and CFO, the Compensation Committee approved the following STIP awards earned for 2019 by our NEOs who were serving as of the last day of 2019.
the last day of 2019.

	Target STIP Opportunity		Payout % of Target	STIP Earned
Bradley L. Soultz	$900,000		100%	$900,000
Timothy D. Boswell	$301,750		100%	$301,750
Hezron Timothy Lopez	$130,192	(a)	82%	$106,599	(a)
Sally J. Shanks	$120,000		82%	$98,254
(a) Adjusted for partial year employment.
In connection with his separation from employment, Mr. Bacon received a pro-rata target payout under the 2019 STIP of $77,339.

2019 Long-Term Incentive Awards
For 2019, each of our named executive officers received a long-term equity incentive target grant denoted in terms of a dollar value, which we allocated between Market-Based RSUs and time-based RSUs. We provide details on the types of equity awards we granted in the table below.

Equity Award	Weighting	Rationale and Key Features
Market-Based RSUs	60% for CEO & CFO 50% for other NEOs
•Incentivize NEOs to achieve specific measurable stock price performance over a three-year performance period (2019-2021).
•Performance will be measured relative to constituent companies in the Russell 3000 as of the date of grant.
•Earned shares vest and are issued at the end of the performance cycle and range from 0% for below threshold performance to 150% of the target number of shares for maximum performance.

RSUs	40% for CEO & CFO 50% for other NEOs
•Align pay and company performance as reflected in our stock price.
•Encourage retention of our executive officers' services and promote ownership by our executives in company stock.
•RSUs generally vest in one-fourth installments at the end of each of the first four years following grant.

The Compensation Committee decided to grant the long-term incentive awards for 2019 in the form of Market-Based RSUs and RSUs, rather than a mix of RSUs and stock options as in 2018, to enhance the performance orientation and shareholder alignment of the LTI program by introducing explicit performance conditions for the Market-Based RSUs. We have also reduced equity plan share usage by eliminating stock options and retained the retentive feature of the RSUs
The Compensation Committee approved the following grants of Market-Based RSUs and RSUs to our continuing named executive officers for 2019.

Executive officer	Market-Based RSUs		Time-Based RSUs
	Award (#)	Target Value ($)	Award (#)	Target Value ($)
Bradley L. Soultz	151,411	$1,769,995	100,941	$1,180,000
Timothy D. Boswell	51,326	$600,001	34,217	$399,997
Hezron Timothy Lopez	N/A	N/A	N/A	N/A
Sally J. Shanks	6,416	$75,003	6,416	$75,003
Mr. Bacon’s target dollar value for his equity awards for 2019 was $174,999. In connection with his separation from employment, Mr. Bacon’s previously granted RSUs that would vest within one year of June 3, 2019 vested in full, and his remaining unvested equity awards were forfeited.
The Compensation Committee set the 2019 long-term incentive target dollar values for Mr. Soultz, Mr. Boswell and Ms. Shanks based on an assessment of individual performance and to better align with market compensation levels. We set Mr. Lopez’s 2019 long-term incentive target dollar value in connection with his hiring based on the then market rate for his position.
Explanatory Note Regarding our CEO’s 2018 Equity Award
We are providing the following explanatory note for our investors regarding the size of the equity award grant to our CEO in 2018.
In connection with the Business Combination, the Compensation Committee approved a specified equity grant for our CEO, as well as our other named executive officers. However, due to securities law timing restrictions, we were unable to make the grants until March 20, 2018. The Compensation Committee nevertheless wanted to ensure that the senior executive team remained fully accountable for stock price performance (in the case of both positive and negative outcomes) during the interim period of delay. Accordingly, the Compensation Committee determined to convert the originally approved grant value of $2.6 million for our CEO to the corresponding number of shares as if such award was made on the originally intended grant date of November 29, 2017. The Compensation Committee approved that number of shares on March 20, 2018, including an adjustment to reflect the leveraged economic impact of the stock options. Because the stock price had materially increased from November 29, 2017 ($10.00) to March 20, 2018 ($13.60), the grant date fair value also materially increased. Therefore, with respect to competitive compensation comparisons and pay for performance alignment, the Compensation Committee believes it is more appropriate to use the originally approved grant value of $2.6 million than the actual grant date value of $6.0 million, which increased solely as a result of aligning management with the shareholders during the interim period of delay described above, and could have been lower than the original value if our stock price had declined.
Other Compensation and Benefits
Employment Agreements
We have entered into employment agreements or offer letters with each of our current named executive officers as summarized below.
Bradley L. Soultz, President and Chief Executive Officer
On November 29, 2017, we entered into an employment agreement with Mr. Soultz. The agreement provides for an initial employment term of 36 months, with automatic successive one year extensions after the end of the initial term, unless either party provides a non-renewal notice to the other party at least 120 days before the expiration of the initial term or the renewal term, as applicable. Mr. Soultz’s agreement provides for an annual base salary of $600,000, along with a short-term incentive target of $798,000 (133% of annual salary) and a long-term incentive annual allocation of $1,000,000 (125% of annual short-term incentive target) comprised of 50% time-vested options and 50% restricted stock vesting ratably over four years. The agreement also includes an automobile allowance of $1,250 per month and a 12 month non-competition and non-solicitation provision.
In March 2019, we adjusted Mr. Soultz’s compensation to include a base salary of $750,000, a short-term incentive target of $900,000 (120% of annual salary), and a long-term incentive annual allocation of $1,950,000.
Timothy D. Boswell, Chief Financial Officer
On November 29, 2017, we entered into an employment agreement with Mr. Boswell. The agreement provides for an initial employment term of 36 months, with automatic successive one year extensions after the end of the initial term, unless either party provides a non-renewal notice to the other party at least 120 days before the expiration of the initial term or the renewal term, as applicable. Mr. Boswell’s agreement provides for an annual base salary of $375,000, along with a short-term incentive target of $225,000 (60% of annual salary) and a long-term incentive annual allocation of $300,000 (133% of short-term incentive target) comprised of 50% time-vested options and 50% restricted stock vesting ratably over four years. The agreement also includes am automobile allowance of $1,250 per month and a 12 month non-competition and non-solicitation provision.
In March 2019, we adjusted Mr. Boswell’s compensation to include a base salary of $425,000, a short-term incentive target of $301,750 (71% of annual salary), and a long-term incentive annual allocation of $500,000.
Hezron Timothy Lopez, Vice President, General Counsel and Corporate Secretary
In connection with his appointment as our Vice President, General Counsel and Corporate Secretary on June 17, 2019, we entered into an employment agreement with Mr. Lopez. The agreement provides for an initial employment term of 36 months, with automatic successive one year extensions after the end of the initial term, unless either party provides a non-renewal notice to the other party at least 120 days before the expiration of the initial term or the renewal term, as applicable. Mr. Lopez’s agreement provides for an annual base salary of $400,000. It also provides for a short-term incentive award target of 60% of annual salary. Further, it provides that he will receive an annual long-term incentive annual award with a target grant value of $320,000, with the actual value determined by the Committee, with his initial annual award to consist of 50% time-based restricted stock units vesting ratably over four years and 50% performance-based restricted stock units vesting in full in three years. The agreement also provides for an additional initial one-time long-term incentive equity award, also subject to approval of the Committee, with a grant value of $160,000 during WillScot Corporation’s 2020 fiscal year, to consist of 50% time-based stock units vesting ratably over four years and 50% performance-based restricted stock units vesting in full in three years. The agreement also includes an automobile allowance of $1,250 per month and a 24 month post-termination of employment non-solicitation provision.

Sally J. Shanks, Chief Accounting Officer and Treasurer
In connection with her appointment as our Chief Accounting Officer and Treasurer in 2017, we entered into an offer letter with Ms. Shanks. We amended the letter in March 2019. The letter as amended provides for an annual base salary of $300,000, along with a short-term incentive target of 40% of base salary and a long-term incentive annual allocation of 50% of base salary. The agreement also includes an automobile allowance of $1,250 per month.
The employment agreements and offer letters of each of our current named executive officers provide for payments and other benefits on qualifying terminations of employment and, in some cases, a change in control. These payments and other benefits, and the circumstances under which they would be triggered, as summarized below under “Potential Payments Upon Termination or Change in Control.”
Perquisites
We offer limited perquisites to our named executive officers and do not view them as a major component of our compensation package or philosophy. We believe these limited perquisites help make our executive compensation plans competitive, are generally more conservative than the perquisites that peer companies offer, and are cost-effective in that the perceived value of these items is higher than our actual cost. The perquisites we made available to our named executive officers during 2019 consisted of an automobile allowance to facilitate the extensive travel regularly required as part of their job responsibilities and premiums for life and supplemental individual disability insurance. Until March 2019, we also provided Mr. Soultz with a monthly housing allowance to help defray part of his living expenses prior to his anticipated relocation. In 2019, we provided Mr. Soultz and Mr. Lopez with relocation expenses in connection with their relocations to Maryland. The aggregate incremental cost of these perquisites is reflected in the “All Other Compensation” column of the Summary Compensation Table.
Other Benefits
Our named executive officers are eligible to participate in broad-based employee benefit plans, including a 401(k) plan and group health insurance, which are generally available to all U.S. salaried employees and do not discriminate in favor of our NEOs.
Compensation Governance Policies
Executive Officer Stock Ownership Guidelines
We maintain stock ownership guidelines for our executive officers with the following target ownership levels:

Executive Level	Target Ownership Level as Multiple of Base Salary
Chief Executive Officer	5x
Chief Financial Officer and General Counsel	3x
Other Executive Officers	2x
We expect executive officers to meet their target ownership level by the later of the fifth anniversary of their appointment as an executive officer and October 31, 2024, which is the fifth anniversary of the date we adopted the guidelines. We expect executive officers who have not achieved their target ownership level by the applicable deadline to retain all of their equity awards, net of an amount of shares sufficient to cover any taxes or exercise price due in connection with such equity awards, until the target ownership level is met. Once an executive officer has met the target ownership level, we will deem the executive officer to have satisfied the target ownership level until such time as the executive officer disposes of any shares, after which we will remeasure compliance. As of the date of this proxy statement, all of our executive officers either had met the target ownership level or had additional time to do so. We have also adopted stock ownership guidelines for our non-employee directors which we discuss above.
Securities Trading Policy (Hedging and Pledging Prohibited)
The Company’s Securities Trading Policy was amended in November 2019 to reflect various changes, including, but not limited to: (i) providing that prohibitions on short sales, hedging transactions, and monetization transactions apply not only to the Company’s officers and directors, but also to the Company’s employees; and (ii) making clear that all officers, directors, and employees are prohibited from holding Company securities in a margin account or otherwise pledging company securities as collateral for a loan except as may be approved by the Board.

Clawback Policy
Our clawback authorizes us to recover cash and equity incentive compensation paid to or earned by our executive officers if there is a material restatement of our financial results (other than a restatement due to changes in accounting policy) such that the amount of incentive compensation actually paid or earned exceeded the amount that would have been paid or earned had the financial results been stated correctly initially or if the executive officer has engaged in misconduct that has resulted in, or has the potential to result in, material reputational or financial harm to our Company.
Regulatory Considerations
Section 162(m) of the Internal Revenue Code of 1986 generally disallows a tax deduction to public corporations for compensation in excess of $1 million paid for any fiscal year to any covered employee. For compensation paid for our 2019 fiscal year, each of our named executive officers was a covered employee for this purpose. Accordingly, the tax deduction we take for compensation paid to our NEOs may be limited by Code Section 162(m). The Compensation Committee nevertheless retains full discretion to award compensation packages that attract, retain and reward successful executive officers even if the deductibility of such compensation is limited. At the time of determining our executive compensation for 2019, we reviewed the tax impact of such compensation on us as well as on our executive officers. In addition, we reviewed the impact of our compensation program against other considerations, such as accounting impact, stockholder alignment, market competitiveness, effectiveness and perceived value to employees.
Compensation Committee Report
The Compensation Committee of the Board of Directors has reviewed and discussed with management the Compensation Discussion and Analysis set forth above, and based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement for incorporation by reference into WillScot Corporation’s Annual Report on Form 10-K for the year ended December 31, 2019 that was filed with the SEC on March 2, 2020.

Executive Compensation Tables
Summary Compensation Table for Fiscal Year 2019
The following table shows for the fiscal years ended December 31, 2019, 2018 and 2017, compensation awarded or paid to, or earned by, our CEO, our CFO and the two other individuals who served as executive officers during 2019.

Name and Principal Position(1)	Year	Salary ($)(2)	Bonus ($)(3)	Stock Awards ($)(4)	Option Awards ($)	Non-Equity Plan Compen- sation ($)(5)	All Other Compen- sation ($)(6)	Total ($)

Bradley L. Soultz President & Chief Executive Officer	2019	$715,385	$—	$2,949,995	$—	$900,000	$56,407	$4,621,787
	2018	$600,000	$—	$3,768,002	$2,249,338	$534,168	$95,009	$7,246,517
	2017	$404,367	$225,000	$—	$—	$430,597	$1,629,632	$2,689,596

Timothy D. Boswell Chief Financial Officer	2019	$413,461	$—	$999,998	$—	$301,750	$32,393	$1,747,602
	2018	$375,000	$—	$1,159,386	$692,102	$250,544	$34,374	$2,511,406
	2017	$298,308	$225,000	$—	$—	$184,627	$449,119	$1,157,054

Hezron Timothy Lopez Vice President, General Counsel & Corporate Secretary	2019	$207,692	$—	$—	$—	$106,599	$82,160	$396,451
	2018	$—	$—	$—	$—	$—	$—	$—
	2017	$—	$—	$—	$—	$—	$—	$—

Sally J. Shanks Chief Accounting Officer and Treasurer	2019	$299,570	$—	$150,006	$—	$98,254	$26,277	$574,107
	2018	$—	$—	$—	$—	$—	$—	$—
	2017	$—	$—	$—	$—	$—	$—	$—

Bradley L. Bacon Former Vice President, General Counsel & Corporate Secretary	2019	$133,785	$—	$174,999	$—	$—	$14,773	$323,557
	2018	$296,027	$—	$507,960	$303,231	$78,236	$26,911	$1,212,365
	2017	$95,625	$30,000	$—	$—	$—	$94,203	$219,828
(1) Reported amounts include payments made by WSII prior to the consummation of the Business Combination. Mr. Lopez became an employee of our company on June 17, 2019. Mr. Bacon separated from employment on June 3, 2019.
(2) Amounts in this column represent the dollar value of base salary we paid to our named executive officers.
(3) Amounts in this column represent discretionary bonuses, retention bonuses and signing bonuses. In 2017, Messrs. Soultz and Boswell received a $225,000 discretionary bonus, and Mr. Bacon received a $30,000 signing bonus upon accepting WSII’s offer of employment.
(4) Amounts in this column for 2019 represent the aggregate grant fair value calculated in accordance with ASC 718 with respect to restricted stock unit grants to our named executive officers in March 2019 under our 2017 Incentive Award Plan (“LTIP”). For the assumptions used in determining these values, see Note [17] to our 2019 audited financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2019.
(5) Amounts in this column represent payments under our STIP for 2019.
(6) Amounts in this column for 2019 are set forth in the table below:

Name	Auto Allowance	Employer 401(k) Contributions	Life and Supplemental Individual Disability Insurance Premiums	Housing Allowance	Relocation	Total

Bradley L. Soultz	$15,000	$11,058	$6,644	$23,705	$—	$56,407

Timothy D. Boswell	$15,000	$12,375	$5,018	$—	$—	$32,393

Hezron Timothy Lopez	$8,750	$6,769	$2,417	$—	$64,224	$82,160

Sally J. Shanks	$15,000	$10,485	$792	$—	$—	$26,277

Bradley L. Bacon	$6,250	$6,034	$2,489	$—	$—	$14,773
Grants of Plan-Based Awards for Fiscal Year 2019
The following table sets forth information regarding all grants of plan-based awards that we made to our named executive officers during 2019. Disclosure on a separate line is provided for each grant made to an NEO during the year. The information supplements the disclosure of stock, option and non-equity incentive plan awards in the Summary Compensation Table by providing additional details about these awards. Non-equity incentive plan awards are awards that are not subject to ASC Topic 718 and are intended to serve as an incentive for performance to occur over a specified period.

Name	Grant Date	Date of Committee Action	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Bradley L. Soultz	3/21/2019	3/21/2019	$450,000	$900,000	$1,665,000	75,706	151,411	227,117	100,941	—	$—	$2,949,995

Timothy D. Boswell	3/21/2019	3/21/2019	$150,875	$301,750	$558,238	25,663	51,326	76,989	34,217	—	$—	$999,998

Hezron Timothy Lopez	—	—	$120,000	$240,000	$480,000	—	—	—	—	—	$—	$—

Sally J. Shanks	3/21/2019	3/21/2019	$60,000	$120,000	$240,000	3,208	6,416	9,624	6,416	—	$—	$150,006

Bradley L. Bacon	3/21/2019	3/21/2019	$—	$—	$—	—	—	—	—	—	$—	$—
Hezron Lopez joined the Company after the March 21, 2019 grant date and will become eligible for grants beginning in 2020. Bradley Bacon’s 2019 unvested grants were forfeited when he separated from the Company on June 3, 2019.

Outstanding Equity Awards at Fiscal 2019 Year-End
The following table presents certain information concerning equity awards that our named executive officers held as of December 31, 2019.

Name	Option Awards						Stock Awards
	Options Unexercised and Exercisable		Options Unexercised and Unexerciseable		Option Exercise Price	Option expiration date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)

Bradley L. Soultz	102,124	(2)	306,373	(2)	$13.60	March 20, 2028	308,736(3)	$5,708,529	151,411	$2,799,589

Timothy D. Boswell	31,422	(2)	94,269	(2)	$13.60	March 20, 2028	98,154(4)	$1,814,867	51,326	$949,018

Hezron Timothy Lopez	—		—		—	N/A	—	—	—	—

Sally J. Shanks	—		—		—	N/A	18,791	$347,446	6,416	$118,632

Bradley L. Bacon	—		—		—	N/A	—	—	—	—
Options were granted to Bradley Soultz, Timothy Boswell and Bradley Bacon on March 20, 2018. Bradley Bacon’s 2019 unvested options were forfeited when he separated from the Company on June 3, 2019. Hezron Lopez joined the Company on June 17, 2019 and will become eligible for grants beginning in 2020.

(1) Market value was calculated based upon the closing price of the Company’s shares of Class A common stock on Nasdaq of $18.49 on December 31, 2019, the last trading day of the Company’s last completed fiscal year.
(2) Consists of stock options awarded on March 20, 2018. Each stock option represents the right upon vesting to buy one share of Class A common stock. The stock options vest in four equal installments on each of the first four anniversaries of the grant date.
(3) Consists of 207,795 time-based RSUs awarded on March 20, 2018 and 100,941 time-vesting RSUs awarded on March 20, 2019, in each case that remained unvested as of December 31, 2019. Each RSU represents a contingent right to receive upon vesting one share of Class A common stock or its cash equivalent, as determined by the Company. The RSU awards vest in four equal installments on each of the first four anniversaries of the grant date.
(4) Consists of 63,937 time-based RSUs awarded on March 20, 2018 and 34,217 time-vesting RSUs awarded on March 20, 2019, in each case that remained unvested as of December 31, 2019. Each RSU represents a contingent right to receive upon vesting one share of Class A common stock or its cash equivalent, as determined by the Company. The RSU awards vest in four equal installments on each of the first four anniversaries of the grant date.

Option Exercises and Stock Vested in Fiscal Year 2019
The following table sets forth information concerning option exercises and restricted stock awards vested during 2019 for our named executive officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

Bradley L. Soultz	—	—	69,264	$764,675

Timothy D. Boswell	—	—	21,312	$235,284

Hezron Timothy Lopez	—	—	—	$—

Sally J. Shanks	—	—	4,125	$45,540

Bradley L. Bacon	13,767	$24,797	9,337	$103,080
Potential Payments Upon Termination or Change in Control
The following table discloses potential payments and benefits under our compensation benefit plans and agreements with the named executive officers in each situation in the table below assuming that the termination of employment or change in control of our company occurred at December 31, 2019, the last business day of our fiscal year, and that our Class A common stock was valued at the closing market price as of December 31, 2019 of $18.49. The actual amount of payments and benefits can only be determined at the time of such a termination or change in control, and therefore the actual amounts would vary from the estimated amounts in the tables below. In addition, the amount of payments and benefits that named executive officers would actually receive may be materially less than the estimated amounts in the tables below because all such amounts in the tables below are on a pre-tax basis.
Descriptions of the circumstances that would trigger payments or benefits to the named executive officer, how such payments and benefits are determined under the circumstances, material conditions and obligations applicable to the receipt of payments or benefits and other material factors regarding such plans and agreements, as well as other material assumptions we have made in calculating the estimated compensation, follow these tables.

Name	Termination by Death ($)		Termination by Disability ($)	Termination by Company without Cause or by Executive for Good Reason ($)	Change in Control and Termination by Company without Cause or for Disability or by Executive for Good Reason ($)

Bradley L. Soultz
Severance	$250,000	(1)	$—	$750,000	$2,475,000
Pro Rata Bonus	900,000		900,000	900,000	900,000
Vesting of Stock Options	1,498,164		1,498,164	—	1,498,164
Vesting of Restricted Stock Units(2)	8,508,118		8,508,118	—	8,508,118
Insurance	—		—	21,885	32,828
Total	$11,156,282		$10,906,282	$1,671,885	$13,414,110

Timothy D. Boswell
Severance	$—	(1)	$—	$425,000	$726,750
Pro Rata Bonus	301,750		301,750	301,750	301,750
Vesting of Stock Options	460,975		460,975	—	460,975
Vesting of Restricted Stock Units(2)	2,763,885		2,763,885	—	2,763,885
Insurance	—		—	21,364	21,364
Total	$3,526,610		$3,526,610	$748,114	$4,274,724

Hezron Timothy Lopez
Severance	$—	(1)	$—	$400,000	$640,000
Pro Rata Bonus	106,599		106,599	106,599	106,599
Vesting of Stock Options	—		—	—	—
Vesting of Restricted Stock Units	—		—	—	—
Insurance	—		—	21,668	21,668
Total	$106,599		$106,599	$528,267	$768,267

Name	Termination by Death ($)	Termination by Disability ($)	Termination by Company without Cause or by Executive for Good Reason ($)	Change in Control and Termination by Company without Cause or for Disability or by Executive for Good Reason ($)
Sally J. Shanks
Severance(3)	$—	$—	$225,000	$275,000	(4)
Pro Rata Bonus(3)	—	—	98,254	98,254
Vesting of Stock Options	—	—	—	—
Vesting of Restricted Stock Units(2)	466,077	466,077	—	466,077
Insurance	—	—	1,141	1,141
Total	$466,077	$466,077	$324,395	$840,472

(1) 1x salary minus company paid life insurance (maximum death benefit of $500,000).
(2) Includes performance based RSU's at target performance.
(3) Only payable in the case of Termination by Company without Cause (with or without a Change in Control)
(4) Ms. Shanks Offer Letter, as amended, provides for $50,000 upon the closing of a transaction that results in a Change of Control of WillScot Corporation, regardless if accompanied by employment termination.

In connection with Mr. Bacon’s separation from employment on June 3, 2019, we entered into an agreement pursuant to which, among other things, Mr. Bacon received a lump-sum cash payment of $405,502, representing 12 months’ base salary, plus an additional $100,000. In addition, he received a pro rata portion of his target bonus under the 2019 STIP. Mr. Bacon also received continued vesting of his RSUs for 12 months after his separation, with an estimated value of $150,649 using the closing price of our Class A common stock on June 3, 2019. He also received reimbursement of up to $10,000 of reasonable out-of-pocket legal expenses incurred in connection with the negotiation and preparation of his separation agreement.
Employment Agreement Provisions Relating to Termination of Employment or Change in Control
As discussed above under “Compensation Discussion and Analysis – Elements of Compensation - In Detail – Other Compensation and Benefits – Employment Agreements,” we have entered into employment agreements or offer letters with each of our current named executive officers. Those agreements or offer letters provide for severance and other benefits upon termination that are quantified in the table above. A summary of the provisions of the agreements or offer letters relating to termination of employment is below.
Bradley L. Soultz, President and Chief Executive Officer
Under Mr. Soultz’s agreement, if we terminate his employment without cause, or Mr. Soultz terminates his employment for good reason, other than in connection with a change in control, we will pay Mr. Soultz a full year’s base salary from the date of termination and a pro rata portion of his annual performance bonus he would have received based on actual performance. Mr. Soultz will also receive payments equal to the cost of obtaining continued coverage under our group health insurance plan for 12 months following termination. If Mr. Soultz’s employment is terminated without cause or due to Mr. Soultz’s disability in connection with a change in control, or if Mr. Soultz terminates his employment for good reason within twelve months after a change in control, then Mr. Soultz will be entitled to receive 150% of his base salary and target annual bonus (paid in a lump sum if specified conditions are met), a pro rata portion of his annual performance bonus he would have received based on actual performance as well as a lump sum payment equal to the costs of continued coverage under our group health insurance plan for 12 months following termination. Additionally, any outstanding equity awards subject to time-based vesting shall immediately vest.
If we terminate Mr. Soultz’s employment due to his disability, or if his employment terminates due to his death, we will pay to Mr. Soultz (or his legal representative or estate) a pro rata portion of his annual performance bonus he would have received based on actual performance. Additionally, any outstanding equity awards subject to time-based vesting shall immediately vest. If Mr. Soultz’s employment terminates due to his death, we will also pay to his legal representative or estate an amount equal to his base salary less any benefit paid under a company-provided life insurance policy.
For purposes of Mr. Soultz’s agreement:
“Cause” generally means (a) conviction of, or plea of nolo contendere to, a felony, (b) failure to substantially perform essential job functions, (c) material fraud or material misconduct, (d) material misconduct that could be reasonably expected to damage our reputation or business or (e) material violation of a material company policy.
“Change in control” generally means (a) the transfer of all or substantially all of our assets, (b) a person becomes the beneficial owner of our securities representing more than 50% of the combined voting power of our outstanding voting securities, subject to specified exceptions, (c) during any period of two years, there is a change in the composition of the Board that was not approved by the incumbent Board members, (d) there occurs a merger, amalgamation or consolidation of our company with another corporation that results in a change in control, subject to specified exceptions, or (e) our company is shortly to be completely liquidated.
“Good reason” generally means (a) a material diminution or adverse change in title, (b) a reduction in base salary or target bonus, (c) a failure to grant, in any consecutive 12 month period, long term incentive equity awards having a grant date fair value below the level promised in the agreement, (d) a requirement to report to a position other than the position to which the executive currently reports, (e) a material diminution in authority, responsibilities or duties or material interference with carrying out the executive’s duties; (f) the assignment of duties inconsistent with the executive’s position or status, or (g) a relocation of more than 50 miles.

Timothy D. Boswell, Chief Financial Officer
Under Mr. Boswell’s agreement, if we terminate his employment without cause, or Mr. Boswell terminates his employment for good reason, other than in connection with a change in control, we will pay Mr. Boswell a full year’s base salary from the date of termination and a pro rata portion of his annual performance bonus he would have received based on actual performance. Mr. Boswell will also receive payments equal to the cost of obtaining continued coverage under our group health insurance plan for 12 months following termination. If Mr. Boswell’s employment is terminated without cause or due to Mr. Boswell’s disability in connection with a change in control, or if Mr. Boswell terminates his employment for good reason within twelve months after a change in control, then Mr. Boswell will be entitled to receive his base salary and target annual bonus (paid in a lump sum if specified conditions are met), a pro rata portion of his annual performance bonus he would have received based on actual performance as well as a lump sum payment equal to the costs of continued coverage under our group health insurance plan for 12 months following termination. Additionally, any outstanding equity awards subject to time-based vesting shall immediately vest.
Mr. Boswell’s agreement defines “cause,” “change in control” and “good reason” in a manner similar to Mr. Soultz’s agreement, as described above.
If we terminate Mr. Boswell’s employment due to his disability, or if his employment terminates due to his death, we will pay to Mr. Boswell (or his legal representative or estate) a pro rata portion of his annual performance bonus he would have received based on actual performance. Additionally, any outstanding equity awards subject to time-based vesting shall immediately vest. If Mr. Boswell’s employment terminates due to his death, we will also pay to his legal representative or estate an amount equal to his base salary less any benefit paid under a company-provided life insurance policy.
Hezron Timothy Lopez, Vice President, General Counsel and Corporate Secretary
Under Mr. Lopez’s agreement, if we terminate his employment without cause, or Mr. Lopez terminates his employment for good reason, other than in connection with a change in control, we will pay Mr. Lopez a full year’s base salary from the date of termination and a pro rata portion of his annual performance bonus he would have received based on actual performance. Mr. Lopez will also receive payments equal to the cost of obtaining continued coverage under our group health insurance plan for 12 months following termination. If Mr. Lopez’s employment is terminated without cause or due to Mr. Lopez’s disability in connection with a change in control, or if Mr. Lopez terminates his employment for good reason within twelve months after a change in control, then Mr. Lopez will be entitled to receive his base salary and target annual bonus (paid in a lump sum if specified conditions are met), a pro rata portion of his annual performance bonus he would have received based on actual performance as well as a lump sum payment equal to the costs of continued coverage under our group health insurance plan for 12 months following termination. Additionally, any outstanding equity awards subject to time-based vesting shall immediately vest.
Mr. Lopez’s agreement defines “cause,” “change in control” and “good reason” in a manner similar to Mr. Soultz’s agreement, as described above.
If we terminate Mr. Lopez’s employment due to his disability, or if his employment terminates due to his death, we will pay to Mr. Lopez (or his legal representative or estate) a pro rata portion of his annual performance bonus he would have received based on actual performance. Additionally, any outstanding equity awards subject to time-based vesting shall immediately vest. If Mr. Lopez’s employment terminates due to his death, we will also pay to his legal representative or estate an amount equal to his base salary less any benefit paid under a company-provided life insurance policy.
Sally J. Shanks, Chief Accounting Officer and Treasurer
Under Ms. Shanks’s offer letter, if we terminate her employment without cause, we will pay Ms. Shanks nine months’ base salary plus a pro rata STIP awards. Ms. Shanks will also be eligible for health benefits continuation for up to one year. Upon a change in control, Ms. Shanks will receive a payment of $50,000.
Equity Plan Provisions Relating to Termination of Employment and Change in Control
Our named executive officers hold equity-based awards granted under our LTIP. The LTIP and the award agreements entered into with our NEOs with respect to their awards provide for “double trigger” vesting on a change in control such that, if a change in control occurs and the NEO’s employment is terminated by us without cause or by the NEO for good reason within 12 months after the change in control, then the award will immediately become vested in full.

Risk Considerations and Review of Executive Compensation Practices
The Compensation Committee conducts an annual risk assessment of our compensation policies and practices for employees, including those related to our executive compensation program. As part of the risk assessment, the Compensation Committee reviews our compensation program for design features that have been identified as having the potential to encourage excessive risk-taking. Based on this review, the Compensation Committee has determined that, for all employees, our compensation program does not encourage excessive risk. The Compensation Committee, with the assistance of independent advisors, intends to continue on an on-going basis a process of reviewing our compensation policies and program to ensure that our compensation program and risk mitigation strategies continue to discourage imprudent risk-taking activities.
Equity Compensation Plan Information
On November 16, 2017, our stockholders approved the LTIP in connection with the Business Combination. The Plan is administered by the Compensation Committee. Under the LTIP, the Compensation Committee may grant an aggregate of 4,000,000 shares of Class A common stock in the form of non-qualified stock options, incentive stock options, stock appreciation rights, restricted stock, restricted stock units, and performance compensation awards.
As of December 31, 2019, 2,416,377 securities had been granted under the LTIP.

Plan Category	Shares of Class A Common Stock to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Shares of Class A Common Stock Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Shares Reflected in Column(a)) (c)

Equity compensation plans approved by WillScot stockholders(1)	1,806,983	$13.60	1,760,471

Equity compensation plans not approved by WillScot stockholders	—	$—	—

Totals	1,806,983	$13.60	1,760,471
(1) The number of shares of Class A common stock reported in Column (a) exclude grants that were forfeited on or before December 31, 2019, as forfeited grants are available for reissuance under the LTIP. The amounts and values in Columns (a) and (b) comprise 52,755 shares of restricted shares of Class A common stock at a weighted average grant price of $14.69, 1,353,586 RSUs at a weighted average grant price of $12.55, and 400,642 stock options at a weighted average exercise price of $13.60. For additional information on the awards outstanding under the Plan, see Note 18 of our 2019 audited financial statements in our Form 10-K for the year ended December 31, 2019.

PROPOSAL 3 – ADVISORY (NON-BINDING) VOTE REGARDING EXECUTIVE COMPENSATION (SAY-ON-PAY)

Proposal Snapshot
What Am I Voting On?
The Board seeks an indication from stockholders of their approval or disapproval of the compensation of our named executive officers.
C	Voting Recommendation: FOR the approval, on an advisory basis, of the compensation of our named executive officers.

As of December 31, 2019, we are no longer an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). As a result, and as required under Section 14A of the Exchange Act, we are providing our stockholders with the opportunity to cast an advisory vote on the compensation of our named executive officers as disclosed in this proxy statement.
Prior to submitting your vote, we encourage you to read our CD&A and the accompanying executive compensation tables and narrative disclosures, which describe in detail our executive compensation program and decisions made by our Compensation Committee for 2019. We believe that our long-term success depends on our ability to attract, motivate, focus and retain highly talented individuals who are committed to our vision, strategy, and corporate culture. To that end, our executive compensation program is designed to link our executives’ pay to their individual performance, to our company’s annual and long-term performance, and to successful execution of our business strategies. We also use our executive compensation program to encourage high-performing executives to remain with us over the course of their careers.
This vote is advisory only, and our named executive officers’ compensation is not conditional on it. The vote will not be binding upon the Board or the Compensation Committee, and neither the Board nor the Compensation Committee will be required to take any action (or refrain from taking any action) as a result of the outcome of the vote on this proposal.
We believe that the information provided in this Proxy Statement demonstrates our commitment and the commitment of our Compensation Committee to our pay-for-performance philosophy. The Board recommends that you approve the compensation of our named executive officers as described in this proxy statement by approving the following, non-binding, resolution:
“RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the Company’s named executive officers as described pursuant to the rules of the Securities and Exchange Commission (the “SEC”), including the Compensation Discussion and Analysis, the compensation tables and any related material disclosed in this proxy statement.”
The Board and the Compensation Committee will consider the affirmative vote of a majority of the votes cast “FOR” the proposal at the Annual Meeting as advisory approval of the compensation paid to our named executive officers as described in this proxy statement. Abstentions and broker non-votes will not be counted as votes cast either “FOR” or “AGAINST” Proposal No. 3, and will have no effect on the results of the vote on this proposal.
The future frequency of advisory votes on the compensation of the Company’s named executive officers will be determined by the Board following, and in light of, the advisory vote on that topic in Proposal No. 4.
The Board of Directors Unanimously Recommends That You Vote FOR Proposal No. 3.

PROPOSAL 4 – ADVISORY (NON-BINDING) VOTE REGARDING FREQUENCY OF FUTURE SAY-ON-PAY PROPOSALS FOR (SAY-ON-PAY)

Proposal Snapshot
What Am I Voting On?
The Board is asking stockholders to inform us how often we should conduct an advisory vote on the compensation of our named executive officers.
C	Voting Recommendation: To Hold a Say-On-Pay Vote Every Year

As of December 31, 2019, we are no longer an “emerging growth company” as defined in the JOBS Act. As a result, and as required under Section 14A of the Exchange Act, we are providing our stockholders with the opportunity to cast an advisory, non-binding vote on the future frequency of the advisory vote set forth in Proposal No. 3. Stockholders can indicate their preference on whether we should hold an advisory vote on named executive officer compensation every year, every two years or every three years. Stockholders also have the option to abstain from voting on this matter.
We value the opinion of our stockholders and encourage communication regarding our executive compensation policies and practices. Our Board believes that an annual vote on executive compensation will provide us with valuable feedback from our stockholders on our executive compensation policies and practices. In light of the belief of our Board that stockholders of other companies have strongly favored annual votes on executive compensation, we view an annual frequency as a corporate governance best practice. Accordingly, our Board recommends that stockholders vote for “one year” as the frequency for our advisory vote on executive compensation.
You are not being asked to vote “for” or “against” this proposal. Instead, this proposal asks stockholders to inform us how often we should conduct an advisory vote on the compensation of our named executive officers. You may cast your vote by choosing the option of every year, every two years or every three years, or abstaining, in response to the following resolution:

“RESOLVED, that the option of every year, every two years or every three years that receives the highest number of votes cast for this resolution will be determined to be the preferred frequency with which WillScot Corporation is to hold future advisory votes on named executive officer compensation as disclosed in the Company’s annual proxy statement pursuant to the SEC’s compensation disclosure rules, including the CD&A and the accompanying executive compensation tables and narrative disclosures.”
Because this vote is advisory, it is not binding on our Board, and our Board may decide it is in the best interests of our company and our stockholders to hold an advisory vote on executive compensation more or less frequently than the frequency that receives the most votes cast by our stockholders. It is expected that the next advisory vote on the frequency of an advisory vote on compensation of our named executive officers will occur at the 2026 annual meeting of stockholders.
The Board recommends a vote, on an advisory basis, of “EVERY YEAR” as the frequency of future advisory votes to approve the compensation of our named executive officers.
We will consider the option that receives the affirmative vote of a majority of the votes cast at the Annual Meeting as the frequency choice of the stockholders. In the event that no option receives a majority of the votes cast, we will consider the option that receives the most votes to be the option selected by stockholders. Because this say-on-pay frequency proposal is advisory, it will not be binding. However, our Board values the opinions of our stockholders and will conduct the advisory vote on named executive officer compensation consistent with the outcome of this vote on the frequency of future advisory votes. Abstentions and broker non-votes will not be counted as votes cast with respect to Proposal No. 4, and will have no effect on the results of the vote on this proposal.
The Board of Directors Unanimously Recommends That You Vote FOR Proposal No. 4 To Hold a Say-On-Pay Vote Every Year (as Opposed to Every Two Years or Every Three Years).

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Review and Approval of Related Person Transactions
Our Board recognizes the fact that transactions with related persons present a heightened risk of conflicts of interests and/or improper valuation (or the perception thereof). Our Board has adopted a written policy on related person transactions that establishes the policies and procedures for the review and approval or ratification of related person transactions.
A “Related Person Transaction” is a transaction, arrangement or relationship in which we or any of our subsidiaries was, is or will be a participant, the amount of which involved exceeds $120,000, and in which any related person had, has or will have a direct or indirect material interest. A “Related Person” means:
•any person who is, or at any time during the applicable period was, one of our executive officers, directors or director nominees;
•any person who is known by us to be the beneficial owner of more than five percent (5%) of our voting stock;
•any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, daughter-in-law, brother-in-law or sister-in-law of a director, officer or a beneficial owner of more than five percent (5%) of our voting stock, and any person (other than a tenant or employee) sharing the household of such director, officer or beneficial owner of more than five percent (5%) of our voting stock; and
•any firm, corporation or other entity in which any of the foregoing persons is a partner or principal or in a similar position or in which such person has a ten percent (10%) or greater beneficial ownership interest.
The Audit Committee is responsible for reviewing related party transactions.
Related Person Transactions
In the ordinary course of business, we enter into commercial transactions to receive consulting and advisory services, from time to time, from companies for which our directors may serve as non-executive directors. All of those transactions have been approved by the audit committee of our board. We consider these transactions to be arm’s length and, except for Mr. Robertson’s and Mr. Lindsay’s respective pecuniary interests in TDR Capital, we do not believe that the directors had or have any material direct or indirect pecuniary or other interests in such engagements.

Below is summary of transactions in which we participated during 2019 in which the amount involved exceeded or will exceed $120,000, and in which any of our directors, executive officers or holders of more than five percent of our capital stock or any members of their immediate family had or will have a direct or indirect material interest, other than compensation arrangements described under “Executive Compensation” above.
Registration Rights Agreement
On the Combination Date, Sapphire purchased 43,568,901 shares of our Class A shares at a price of $9.60 per share, for a total purchase price of $418.3 million. In connection with the private placement, we entered into a registration rights agreement with Sapphire and certain other parties entered into a registration rights agreement that amended and restated a 2015 registration rights agreement between Double Eagle and certain of its initial investors. Under the amended and restated registration rights agreement, we provided to Sapphire and the Double Eagle investors customary demand, shelf and piggyback registration rights for unregistered securities held by the shareholders.
Shareholders Agreement
On the Combination Date, we entered into a shareholders agreement (the “Shareholders Agreement”) with WSII’s former owners that governs the ownership and operation of WS Holdings. The agreement contains, among other things, (i) preemptive rights that permit Sapphire (to whom WSII’s former owners’ interest was assigned in 2017) to avoid dilution and maintain its ownership percentage in WS Holdings on a fully diluted basis upon any future issuance of shares of WS Holdings or WillScot; (ii) customary tag along and drag along provisions; (iii) protective provisions designed to protect Sapphire from changes to WS Holdings’ organizational documents that would have a materially disproportionate effect on Sapphire; and (iv) transfer restrictions on our Class B common shares held by Sapphire. The Shareholder Agreement also provides to us a right of first refusal to purchase Sapphire’s shares of WS Holdings, and provides that acquisitions of businesses similar to WSII’s business must be consummated by WS Holdings or one of its wholly-owned subsidiaries.
Exchange Agreement
On the Combination Date, we entered into an exchange agreement (the “Exchange Agreement”) with WS Holdings and WSII’s former owners. Under the agreement, Sapphire (to whom WSII’s former owners’ interest was assigned in 2017) acquired the right at any time prior to November 29, 2022, to exchange all, but not less than all, of its WS Holdings shares into new shares of our Class A common stock in a private placement. Subject to potential adjustment, Sapphire’s common shares of WS Holdings (representing Sapphire’s then-current ownership percentage of WS Holdings) are exchangeable into new WillScot Class A shares representing an equal ownership percentage of our Class A common stock. The exchange ratio is subject to adjustment based on, among other things, (i) Sapphire’s election to exercise, or to refrain from exercising, its preemptive rights under the Shareholders Agreement and (ii) the dilutive effect of certain issuances of equity securities and derivatives by WS Holdings or WillScot that do not trigger such preemptive rights. Upon Sapphire’s exercise of its exchange right, we will automatically redeem for no consideration all of our Class B common shares owned by Sapphire.
Supply Agreement
WSII is party to a supply agreement with Target Logistics Management, LLC (“Target”), dated August 24, 2018, pursuant to which Target appointed WSII as the exclusive supplier of modular units, portable storage units and other ancillary products required by Target after construction of its core modular facilities (for which WSII has a right of first offer), for use in Target’s businesses in North America. The supply agreement went into effect on August 24, 2018 and has a two year term. TDR Capital is a beneficial owner of Target’s parent company, Target Hospitality Corp and of WillScot Corporation.
Consulting Services
During 2019, the company engaged FTI Consulting to provide certain consulting services relating to communications and investor relations, as well as synergy analyses and related transaction-specific services, from time to time. Since January 1, 2019, the company has paid FTI a total of $1.029 million for the provision of these services. Two of our directors, Messrs. Holthaus and Bartlett serve as members of the board of directors of FTI.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
Beneficial Ownership
The following table sets forth information regarding the beneficial ownership of our common stock as of March 16, 2020 by each person who is the beneficial owner of more than 5% of our common shares; each of our executive officers and directors; and all of our executive officers and directors as a group. The beneficial ownership of our common stock is based on 110,316,368 Class A shares and 8,024,419 Class B shares issued and outstanding, as of March 16, 2020.
Unless otherwise indicated, we believe that all persons named in the table below have sole voting and investment power with respect to all common shares beneficially owned by them. To our knowledge, no common shares beneficially owned by any executive officer, director or director nominee have been pledged as security.

	Class A Common Stock		Class B Common Stock
Name and Address of Beneficial Owner	Number of Shares	%	Number of Shares	%
Directors and Executive Officers(1)
Bradley L. Soultz(2)	185,385	*	—	—
Timothy D. Boswell(2)	52,734	*	—	—
Hezron T. Lopez(2)	—
Sally J. Shanks(2)	2,788	*	—	—
Gerard E. Holthaus(3)	367,738	*	—	—
Gary Lindsay	—	—	—	—
Stephen Robertson(4)(9)(10)	62,233,536	50.44%	8,024,419	100%
Mark S. Bartlett(5)	101,414	*	—	—
Jeff Sagansky(6)	4,166,346	3.71%	—	—
Rebecca L. Owen(7)	16,057	—	—	—
All executive officers and directors as a group	67,125,998	53.51%	8,024,419	100%

Five Percent Holders
JPMorgan Chase & Co(8)	7,747,172	7.02%	—	—
Sapphire Holding S.à r.l.(9)(10)	62,133,536	50.36%	8,024,419	100%
* Less than one percent
(1) Beneficial ownership is determined in accordance with the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options or warrants that are currently exercisable or exercisable within 60 days. Unless otherwise noted, the business address of each stockholder listed above is 901 S. Bond Street, Suite 600, Baltimore, Maryland 21231.
(2) Does not include any unvested stock options or RSUs granted under the Plan, all of which are subject to forfeiture. Mr. Soultz holds 83,261 Class A shares, 102,124 vested stock options, 306,373 unvested stock options, and 540,784 unvested RSUs. Mr. Boswell holds 21,312 Class A shares, 31,422 vested stock options, 94,269 unvested stock options, and 192,085 unvested RSUs. Mr. Lopez holds 30,393 unvested RSUs. Ms. Shanks holds 2,788 Class A shares and 34,147 unvested RSUs. Each stock option represents the right upon vesting to buy one Class A share for $13.60 per share, and the stock options vest in four equal installments on each of the first four anniversaries of the grant date (March 20, 2018). Each RSU represents a contingent right to receive upon vesting one share of our Class A common stock or its cash equivalent. Time-based RSUs vest in four equal installments on each of the first four anniversaries of the grant date (March 20, 2018, March 21, 2019 and March 5, 2020, respectively), and Market-Based RSUs vest on the third anniversary of the grant date (March 21, 2019 and March 5, 2020, respectively).
(3) Includes 18,720 unvested restricted shares of our Class A common stock that are subject to forfeiture, which were granted to Mr. Holthaus in June 2019 as part of our annual non-executive director compensation program.
(4) TDR Capital manages TDR Capital II Holdings L.P. (“TDR Capital II”), the investment fund which is the ultimate beneficial owner of Sapphire. TDR Capital controls all of TDR Capital II’s voting rights in respect of its investments and no one else has equivalent control over the investments. TDR Capital II’s investors are passive investors (as they are limited partners) and no investor directly or indirectly beneficially owns 20% or more of the shares or voting rights through their investment in the fund. TDR Capital is run by its board and investment committee which consists of the partners of the firm. Mr. Robertson may be deemed to beneficially own the securities held by Sapphire through his ability to either vote or direct the vote of the securities or dispose or direct the disposition of the securities, either through his role at the TDR Capital II, contract, understanding or otherwise. Mr. Robertson disclaims beneficial ownership of such securities, except to the extent of his pecuniary interests in the funds owned or managed by TDR Capital. The reported number also includes 100,000 Class A shares held directly by Mr. Robertson.
(5) Includes 6,807 unvested restricted shares of our Class A common stock that are subject to forfeiture, which were granted to Mr. Bartlett in June 2019 as part of our annual non-executive director compensation program.
(6) Includes 6,807 unvested restricted shares of our Class A common stock that are subject to forfeiture, which were granted to Mr. Sagansky in June 2019 as part of our annual non-executive director compensation program, 2,219,539 shares held directly by Mr. Sagansky, and 1,940,000 shares underlying 3,880,000 warrants held by Mr. Sagansky.
(7) Includes 6,807 unvested restricted shares of Class A common stock that are subject to forfeiture, which were granted to Ms. Owen in June 2019 as part of our annual non-executive director compensation program.
(8) According to a Schedule 13G/A filed January 21, 2020 on behalf of JPMorgan Chase & Co., JPMorgan Chase & Co. has beneficial ownership over the shares reported. The business address of this stockholder is 383 Madison Avenue, New York, NY 10179.
(9) According to a Schedule 13D/A filed with the SEC on March 4, 2020 on behalf of Sapphire, TDR Capital II, TDR Capital, Manjit Dale, and Mr. Robertson (the “TDR Group”), the TDR Group has beneficial ownership over the reported shares. TDR Capital II is the sole equity holder of Sapphire, TDR Capital manages TDR Capital II, and Messrs. Dale and Robertson are the founding partners of TDR Capital. The shares reported include (a) 49,053,740 shares of Class A common stock, (b) 13,614 unvested restricted shares of Class A common stock that are subject to forfeiture, which were issued to Messrs. Robertson and Lindsay as part of our annual non-executive director compensation program and subsequently transferred to Sapphire, (c) 2,425,000 shares of Class A common stock issuable upon exercise of the 4,850,000 warrants held by Sapphire, and (d) 10,641,182 shares of Class A common stock issuable upon the exchange of 8,024,419 shares of WS Holdings’ common stock, par value $0.0001 per share held by Sapphire, as set forth in the Merger Agreement and the Voting Agreement (each as defined below). In connection therewith, all issued and outstanding shares of Class B common stock held by Sapphire will be cancelled. The mailing address of this stockholder is c/o TDR Capital, 20 Bentinck Street, London, UK W1U 2EU.
(10) As previously disclosed, in connection with our entry into that certain agreement and plan of merger (the “Merger Agreement”), by and among WillScot Corporation, Picasso Merger Sub, Inc. (“Merger Sub”) and Mobile Mini, Inc. (“Mobile Mini”), pursuant to which we plan to acquire the business of Mobile Mini through a merger of Mobile Mini with and into Merger Sub, with Mobile Mini surviving (the “Merger”), on March 1, 2020, the TDR Group entered into a voting agreement (the “Voting Agreement”) with Mobile Mini, pursuant to which, among other things, Sapphire is required to vote all of its shares of Class A common stock and Class B common stock in favor of the Merger and the other transactions contemplated by the Merger Agreement. Solely by virtue of its entry in to the Voting Agreement, Mobile Mini may be deemed to beneficially own certain of our shares owned by the TDR Group as reported on Mobile Mini’s SC 13D, filed with the SEC on March 11, 2020.

MATTERS RAISED AT THE ANNUAL MEETING NOT INCLUDED IN THIS STATEMENT
We do not know of any matters to be acted upon at the annual meeting other than those discussed in this proxy statement. If any other matter is properly presented, proxy holders will vote on the matter in their discretion.

STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS FOR THE 2021 ANNUAL MEETING
A proposal for action or director nomination to be presented by any stockholder at the 2021 annual meeting of stockholders will be acted on only as follows:
•If the proposal is to be included in our proxy statement pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, the proposal must be received at the office of the Corporate Secretary on or before November 20, 2020
•If the proposal is not to be included in the proxy statement, the proposal must be received at the office of the Corporate Secretary no earlier than January 11, 2021, and no later than February 10, 2021
•Director nominations must be received at the office of the Corporate Secretary no earlier than January 11, 2021 and no later than February 10, 2021
In each case, your proposal or nomination must be delivered in the manner and accompanied by the information required in our Bylaws. You may request a copy of the Bylaws by writing to WillScot Corporation c/o Corporate Secretary at 901 S. Bond Street, Suite 600, Baltimore, MD 21231. Please also fax a copy of your request to us at (410) 933-5940.

DELINQUENT SECTION 16(A) REPORTS
Section 16(a) of the Exchange Act requires our executive officers, directors and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC, and to furnish us with copies of such forms. Based on our review of the forms we have received, or written representations from reporting persons, we believe that, during 2019, each of our executive officers and directors complied with all such filing requirements, except that Mr. Holthaus filed a late Form 4 filing in March 2019 reporting an open market purchase of our Class A common stock.

ACCESS TO ANNUAL REPORT ON FORM 10-K
Our Annual Report on Form 10-K, including our audited financial statements for the year ended December 31, 2019 (the “2019 Annual Report”), is available electronically. The 2019 Annual Report is not a part of this proxy statement or a part of the proxy soliciting material.
On written request, we will provide, without charge to each record or beneficial holder of our common stock as of March 16, 2020, a copy of our Annual Report on Form 10-K for the year ended December 31, 2019, as filed with the SEC, including the financial statements and schedules. Written requests should be directed to WillScot Corporation c/o Corporate Secretary at 901 S. Bond Street, Suite 600, Baltimore, MD 21231.

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING
Why am I receiving these proxy materials?
You are invited to attend the annual meeting via live webcast and are entitled to vote on the items of business described in this proxy statement because you are a stockholder of our company. The proxy materials include the notice of annual meeting, this proxy statement for the annual meeting and our annual report. If you received a paper copy of these materials by mail or email, the proxy materials also include a proxy card or voting instruction card for the annual meeting.
When and where will the company hold the annual meeting?
The annual meeting will be a completely virtual meeting of stockholders, which will be conducted via live webcast on Wednesday, May 11, 2020, at 9 a.m. Eastern Daylight Time.
You will be able to attend the annual meeting online and submit your questions during the meeting by visiting http://www.virtualshareholdermeeting.com/WSC2020. You will also be able to vote your shares electronically at the annual meeting.
To participate in the annual meeting, you will need the control number included with these proxy materials.
The meeting webcast will begin promptly at 9:00 a.m., Eastern Daylight Time. We encourage you to access the meeting prior to the start time. Online check-in will begin at 8:45 a.m., Eastern Daylight Time, and you should allow ample time for the check-in procedures.
Why a virtual meeting?
We are pleased to offer our stockholders a completely virtual annual meeting, which provides worldwide access, improved communication and cost savings for our stockholders and the company
You will be able to attend the annual meeting online and submit your questions during the meeting by visiting http://www.virtualshareholdermeeting.com/WSC2020. You also will be able to vote your shares electronically at the annual meeting.
What if during the check-in time or during the meeting I have technical difficulties or trouble accessing the virtual meeting website?
If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the Virtual Stockholder Meeting log in page.

Who may vote at the annual meeting?
As of the record date (March 16, 2020), there were 110,316,368 shares of our Class A common stock and 8,024,419 shares of our Class B common stock outstanding (collectively, “common stock”). You may vote all of the shares of our common stock that you own at the close of business on the record date. You may cast one vote for each share that you own. Holders of Class A shares and Class B shares vote together as a single class on all matters submitted to a vote of our stockholders. We do not have cumulative voting rights for the election of directors.
What is a quorum?
A quorum must be present at the annual meeting to transact business. A quorum will be present if a majority of our shares of common stock entitled to vote are represented at the annual meeting, either in person or by proxy. If a quorum is not present, no business may be conducted at the annual meeting, in which case the annual meeting may be adjourned, without a vote of stockholders by the chairman of the annual meeting, until such time as a quorum is present.
Proxies received and marked as abstentions from voting on a proposal, and broker non-votes are counted for determining whether a quorum is present. A “broker non-vote” results when a trust, broker, bank, or other nominee or fiduciary that holds shares for another person has not received voting instructions from the owner of the shares and, under the applicable rules, does not have the discretionary authority to vote on a matter. If a properly executed proxy has not been returned, the holder is not present for quorum purposes.
What am I voting on, how many votes are required to elect directors and approve the other proposals, and how does the Board recommend that I vote?

Proposal No. 1: Elect three directors with the Board's three nominees named in the proxy statement	Each of the nominees for the three seats up for election will be elected as a director if he or she receives more votes cast “FOR” his election as a director at the annual meeting than votes cast “AGAINST” his election. Any abstentions or broker non-votes are not counted as votes cast either “FOR” or “AGAINST” with respect to a director’s election and will have no effect on the election of directors.

The Board recommends a vote FOR the election of each nominee as a director.

Proposal No. 2: Ratify the appointment of EY as our independent registered public accounting firm for the year ending December 31, 2020
Ratification of the appointment of EY as our independent registered public accounting firm for the year ending December 31, 2020 requires a majority of the votes cast on the proposal at the annual meeting to be voted “FOR” this proposal. Abstentions will not count as votes cast either “FOR” or “AGAINST” Proposal No. 2 and will have no effect on the results of the vote on this proposal.

The Board recommends a vote FOR the ratification of EY’s appointment.

Proposal No. 3: Approve or disapprove the compensation of the named executive officers.
The vote regarding the approval or disapproval of the compensation of the named executive officers is advisory only, and our named executive officers’ compensation is not conditional on it. The vote will not be binding upon the Board or the Compensation Committee, and neither the Board nor the Compensation Committee will be required to take any action (or refrain from taking any action) as a result of the outcome of the vote on this proposal. Abstentions and broker non-votes will not be counted as votes cast either “FOR” or “AGAINST” Proposal No. 3 and will have no effect on the results of the vote on this proposal.

The Board recommends a vote FOR approval, on an advisory basis, of the compensation of the named executive officers.

Proposal No. 4: Determine the frequency of the advisory vote on the compensation of the named executive officers.
Stockholders can indicate their preference on whether an advisory vote on named executive officer compensation should be held every year, every two years or every three years. Stockholders also have the option to abstain from voting on this matter. The vote is advisory, it is not binding on our Board. Abstentions and broker non-votes will not be counted as votes cast with respect to Proposal No. 4 and will have no effect on the results of the vote on this proposal.

The Board recommends a vote FOR holding a Say-On-Pay vote every year.

How many votes do I have?
Class A and Class B Common Stockholders each have one vote for each share of common stock owned as of the record date, March 16, 2020.
How do I vote my shares?
•Stockholders of Record
If you are a stockholder of record (i.e., you hold your shares in certificate form or through an account with our transfer agent, Continental Stock Transfer & Trust Company), then you can attend the annual meeting via live webcast, complete a ballot and submit it. You may also vote by completing, signing and dating the proxy card that you received from us, and returning it in the accompanying pre-addressed envelope. IF YOU VOTE BY MAIL, YOUR PROXY CARD WILL BE VALID ONLY IF YOU COMPLETE, SIGN, DATE AND RETURN IT BEFORE THE ANNUAL MEETING DATE. IF YOU RECEIVE THE NOTICE AND DO NOT RECEIVE HARDCOPY PROXY MATERIALS, PLEASE FOLLOW THE INSTRUCTION ON THE NOTICE TO VOTE YOUR SHARES.
•Beneficial Owners
If you are a beneficial owner of shares registered in the name of your brokerage firm, bank or other agent, then you should receive a notice containing voting instructions from that organization rather than our company. Simply follow the voting instructions in the notice to ensure that your vote is counted. To vote in person at the annual meeting, you must obtain a legal proxy from your broker, bank or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a legal proxy form. See “How do I attend the annual meeting in person?” below for more information on how to attend the annual meeting.
Even if you plan to attend the annual meeting via webcast, please authorize a proxy to vote your shares right away, by following the instructions on the proxy card that you received from us or the voting instruction card that you received from your broker, bank or other agent. By voting by proxy, you will be directing the persons designated as proxy holders as your proxies to vote your shares at the annual meeting in accordance with your instructions.
Will my shares be voted if I do not complete, sign, date and return my proxy card or voting instruction card, or vote by some other method?
If you are a registered “record” stockholder and you do not vote your shares by completing, signing, dating and returning a proxy card or voting online or by telephone, your shares will not be voted unless you attend the annual meeting via webcast and vote in person. In addition, if you sign, date and return a proxy card, but do not complete voting instructions for a proposal, your shares will be voted with respect to such proposal by the named proxies in accordance with the Board’s recommendations and in the discretion of the proxy holder on any other matter that may properly come before the annual meeting.
If your shares are held in a brokerage account or by a bank or other agent, you are considered the “beneficial owner” of shares held in “street name” and the proxy materials were forwarded to you by that organization. To vote your shares, you must follow the voting instructions provided to you by that organization. Brokerage firms, banks and other agents are required to request voting instructions for shares they hold on behalf of customers and others. As the beneficial owner, you have the right to direct the record holder how to vote and you are also invited to attend the annual meeting via webcast. We encourage you to provide instructions to your brokerage firm, bank or other agent on how to vote your shares. Because a beneficial owner is not the record stockholder, you may not vote the shares in person at the annual meeting via webcast unless you obtain a legal proxy from the record holder giving you the right to vote the shares at the meeting.
Even if you do not provide voting instructions on your voting instruction card, your shares may be voted if you hold shares through an account with a brokerage firm, bank or other agent. Brokerage firms have the authority under New York Stock Exchange rules to vote shares for which their customers do not provide voting instructions on certain routine matters. Proposal No. 2, to ratify the appointment of EY as our independent registered public accounting firm for the year ending December 31, 2020, is considered a routine matter for which brokers, banks and other agents may vote in the absence of specific instructions.
When a proposal is not considered routine and the broker, bank or other agent has not received voting instructions from the beneficial owner of the shares with respect to such proposal, such firm cannot vote the shares on that proposal. All proposals, other than Proposal No. 2, are non-routine proposals. Votes that cannot be cast by a broker, bank or other agent on non-routine matters are known as “broker non-votes.”
How can I revoke my proxy and change my vote prior to the annual meeting?
You may revoke your proxy or change your vote at any time prior to the vote taken at the annual meeting.
Stockholders of Record
You may revoke your proxy by (i) notifying our Corporate Secretary, at our office at 901 S. Bond Street, Suite 600, Baltimore, Maryland 21231, in writing that you wish to revoke your proxy; (ii) submitting a proxy dated later than your original proxy; or (iii) attending the annual meeting via webcast and voting by ballot. Attending the annual meeting via webcast will not by itself revoke a proxy; you must submit a ballot and vote your shares at the annual meeting.
Beneficial Owners
For shares you hold beneficially or in street name, you may change your vote by following the specific voting instructions provided to you by the record holder to change or revoke any instructions you have already provided, or, if you obtained a legal proxy from your brokerage firm, bank or other agent giving you the right to vote your shares, by attending the annual meeting and voting in person.
Who pays the costs of the proxy solicitation?
We will pay the cost of soliciting proxies. Beyond these proxy materials, our directors and employees may solicit proxies in person, by telephone or by electronic communication. Directors and employees will not receive any additional compensation for soliciting proxies. We will also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.
What does it mean if I received more than one proxy card or voting instruction card?
If you receive more than one proxy card or voting instruction card, it means that you have multiple accounts with our transfer agent and/or brokerage firm, bank or other agent, or you may hold shares in different ways or in multiple names (such as through joint tenancy, trusts and custodial accounts). Please vote all of your shares.
How can I find out the results of the voting at the annual meeting?
Preliminary voting results will be announced at the annual meeting. Final voting results will be provided in a current report on Form 8-K that we expect to file within four business days after the annual meeting.
How do I attend the annual meeting in person?
Attendance at the annual meeting is limited to stockholders as of the close of business on the record date or their authorized representatives. Seating will be limited. Instructions for admission to the annual meeting are set forth below.
•Stockholders of Record. Please mark the box on the proxy card you return to the company indicating that you plan to attend the annual meeting. You will be asked at the annual meeting to present a valid government issued photo identification, such as a driver’s license or passport.
•Beneficial Owners. You must obtain a legally valid proxy from the registered owner and present it to the inspector of elections with your ballot to vote your shares at the annual meeting. A legal proxy is an authorization from your broker, bank or other agent to vote the shares held in the registered owner’s name that satisfies Delaware state law and applicable SEC requirements. You will also need to present a valid government issued photo identification, such as a driver’s license or passport, and your brokerage statement reflecting your ownership of shares prior to the close of business on the record date.
•Authorized Representatives. If you are a stockholder as of the record date and intend to appoint an authorized named representative to attend the annual meeting on your behalf, you must send a written request for an admission ticket by regular mail to our Corporate Secretary at 901 S. Bond Street, Suite 600, Baltimore, Maryland 21231. Requests for authorized named representatives to attend the annual meeting must be received by no later than June 3, 2020. Please include the following information when submitting your request: (i) your name and complete mailing address; (ii) proof that you own shares of common stock of the company prior to the close of business on the record date (such as a brokerage statement showing your name and address or a letter from the brokerage firm, bank or other agent holding your shares); (iii) a signed authorization appointing such individual to be your authorized named representative at the meeting, which includes the individual’s name, mailing address, telephone number and email address, and a description of the extent of his or her authority; and (iv) a legal proxy if you intend such representative to vote your shares at the meeting.
Cameras, sound or video recording equipment, cellular telephones, smartphones or other similar equipment, and electronic devices will not be allowed in the meeting room. Please allow ample time for check-in, and please note that large bags will not be allowed due to security reasons.
Stockholders who do not present the required information may not be admitted to the annual meeting. We reserve the right to deny entry to the annual meeting if any of these conditions are not satisfied.

WILLSCOT CORP.
901 S. BOND STREET, SUITE 600
BALTIMORE, MARYLAND 21231

**VOTE BY INTERNET**
*Before The Meeting* - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. ET on May 10, 2020. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

*During The Meeting* - Go to **www.virtualshareholdermeeting.com/WSC2020**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

**VOTE BY PHONE - 1-800-690-6903**
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. ET on May 10, 2020. Have your proxy card in hand when you call and then follow the instructions.

**VOTE BY MAIL**
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D00157-P36880

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

**THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.**

**WILLSCOT CORP.**

**THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE FOLLOWING THREE NOMINEES.**

| | For | Against | Abstain |
|---|---|---|---|
| 1. The election as directors of all nominees listed (except as marked to the contrary below). | | | |
| 1a. Gary Lindsay (three years) | ☐ | ☐ | ☐ |
| 1b. Stephen Robertson (three years) | ☐ | ☐ | ☐ |
| 1c. Jeff Sagansky (three years) | ☐ | ☐ | ☐ |

**THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE FOLLOWING PROPOSAL.**

| | For | Against | Abstain |
|---|---|---|---|
| 2. To ratify the appointment of Ernst & Young LLP as independent registered public accounting firm of WillScot Corporation for the fiscal year ending December 31, 2020. | ☐ | ☐ | ☐ |

**THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE FOLLOWING PROPOSAL.**

| | For | Against | Abstain |
|---|---|---|---|
| 3. To approve, on an advisory and non-binding basis, the compensation of the named executive officers of WillScot Corporation. | ☐ | ☐ | ☐ |

| THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR "EVERY YEAR" ON THE FOLLOWING PROPOSAL. | Every Year | Every Two Years | Every Three Years | Abstain |
|---|---|---|---|---|
| 4. To vote, on an advisory and non-binding basis, on how often WillScot Corporation will conduct a stockholder advisory vote on executive compensation. | ☐ | ☐ | ☐ | ☐ |

**NOTE:** Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

**Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:**
The Notice and Proxy Statement and 10K Wrap are available at www.proxyvote.com.

D00158-P36880

**WILLSCOT CORP.**
**Annual Meeting of Stockholders**
**May 11, 2020 9:00 AM**
**This proxy is solicited by the Board of Directors**

The stockholder(s) hereby appoint(s) Hezron T. Lopez, Bradley L. Soultz and Timothy D. Boswell, or either of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common stock of WILLSCOT CORP. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 AM, EDT on May 11, 2020, via live webcast at www.virtualshareholdermeeting.com/WSC2020, and any adjournment or postponement thereof.

**This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.**

**Continued and to be signed on reverse side**